                                                                [EXECUTION COPY]



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                            ASSET PURCHASE AGREEMENT

                                 by and between

                               UNISYS CORPORATION

                                       and

                               LORAL CORPORATION,

                                   dated as of

                                 March 20, 1995,

                                   as amended


          ------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                                                    Page
                                                                                                   Number
                                                                                                   ------
      ARTICLE I           CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .        1


      ARTICLE II          CLOSING; PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . .       35

              2.1         Time and Place of Closing . . . . . . . . . . . . . . . . . . . . .       35
              2.2         Purchase and Sale of the DS Assets
                            and Assumption of DS Liabilities  . . . . . . . . . . . . . . . .       35
              2.3         Consideration for the DS Assets . . . . . . . . . . . . . . . . . .       35
              2.4         Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . .       36
              2.5         Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . . .       37
              2.6         Purchase Price Adjustment . . . . . . . . . . . . . . . . . . . . .       38
              2.7         Assignment of Contracts and Rights  . . . . . . . . . . . . . . . .       43


      ARTICLE III         REPRESENTATIONS AND WARRANTIES
                          OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       45

              3.1         Incorporation; Good Standing  . . . . . . . . . . . . . . . . . . .       45
              3.2         Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       47
              3.3         Consents and Approvals; No Violation  . . . . . . . . . . . . . . .       47
              3.4         Financial Statements  . . . . . . . . . . . . . . . . . . . . . . .       48
              3.5         Owned Real Property and Leased
                            Real Property . . . . . . . . . . . . . . . . . . . . . . . . . .       49
              3.6         Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . .       51
              3.7         Litigation; Orders  . . . . . . . . . . . . . . . . . . . . . . . .       52
              3.8         Intellectual Property . . . . . . . . . . . . . . . . . . . . . . .       53
              3.9         Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .       54
              3.10        Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . .       56
              3.11        Sufficiency of and Title to the
                            DS Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .       57
              3.12        DS Contracts and Government Bids  . . . . . . . . . . . . . . . . .       58
              3.13        Environmental Matters . . . . . . . . . . . . . . . . . . . . . . .       61
              3.14        Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . . . . . .       63
              3.15        Capitalization of the DS Subsidiaries . . . . . . . . . . . . . . .       64
              3.16        No Implied Representation . . . . . . . . . . . . . . . . . . . . .       64


      ARTICLE IV          REPRESENTATIONS AND WARRANTIES
                          OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       65

              4.1         Organization; Authorization; etc. . . . . . . . . . . . . . . . . .       65
              4.2         Consents and Approvals; No Violations . . . . . . . . . . . . . . .       66
              4.3         Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . . . . . .       68
              4.4         Financial Capability  . . . . . . . . . . . . . . . . . . . . . . .       68
              4.5         Foreign Ownership; Procurement
                            Integrity . . . . . . . . . . . . . . . . . . . . . . . . . . . .       69

              4.6         Inspections; Limitations of Seller's
                            Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .       69


      ARTICLE V           COVENANTS OF SELLER AND BUYER . . . . . . . . . . . . . . . . . . .       70

              5.1         Investigation of Business; Access
                            to Properties and Records   . . . . . . . . . . . . . . . . . . .       70
              5.2         Reasonable Efforts; Obtaining
                            Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       75
              5.3         Antitrust Compliance  . . . . . . . . . . . . . . . . . . . . . . .       76
              5.4         Further Assurances; Novation; Contract
                            Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       79
              5.5         Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . .       82
              5.6         Public Announcements  . . . . . . . . . . . . . . . . . . . . . . .       87
              5.7         Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       87
              5.8         Intellectual Property . . . . . . . . . . . . . . . . . . . . . . .       89
              5.9         Excluded Liabilities; DS Liabilities  . . . . . . . . . . . . . . .       97
              5.10        Environmental Matters . . . . . . . . . . . . . . . . . . . . . . .       97
              5.11        Privilege and Litigation Matters  . . . . . . . . . . . . . . . . .      101
              5.12        Continuing Purchase Rights  . . . . . . . . . . . . . . . . . . . .      104
              5.13        Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . .      104
              5.14        Certain Contracts and Bids  . . . . . . . . . . . . . . . . . . . .      110
              5.15        DS Lease "Put" Obligations and
                            Shared Facilities . . . . . . . . . . . . . . . . . . . . . . . .      111
              5.16        Title and Survey Matters  . . . . . . . . . . . . . . . . . . . . .      111
              5.17        Other Covenants . . . . . . . . . . . . . . . . . . . . . . . . . .      112


      ARTICLE VI          DS EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . .      116

              6.1         U.S. Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .      116
              6.2         Buyer's Obligations . . . . . . . . . . . . . . . . . . . . . . . .      119
              6.3         U.S. Defined Benefit Pension Plans  . . . . . . . . . . . . . . . .      121
              6.4         U.S. Defined Contribution Plans . . . . . . . . . . . . . . . . . .      133
              6.5         U.S. Nonqualified Retirement
                            Plans and Welfare Plans . . . . . . . . . . . . . . . . . . . . .      136
              6.6         Canadian Employee Benefit Plans . . . . . . . . . . . . . . . . . .      139
              6.7         No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . .      144


      ARTICLE VII         TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .      144

              7.1         Tax Returns of the DS Business  . . . . . . . . . . . . . . . . . .      144
              7.2         Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      144
              7.3         Tax Obligations of Seller . . . . . . . . . . . . . . . . . . . . .      145
              7.4         Tax Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . .      146
              7.5         Allocation of Certain Taxes . . . . . . . . . . . . . . . . . . . .      146
              7.6         Refunds and Credits . . . . . . . . . . . . . . . . . . . . . . . .      149
              7.7         Gains Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      149
              7.8         Section 338 Election  . . . . . . . . . . . . . . . . . . . . . . .      150
              7.9         Cooperation and Exchange of
                            Information . . . . . . . . . . . . . . . . . . . . . . . . . . .      151
              7.10        Tax Contests  . . . . . . . . . . . . . . . . . . . . . . . . . . .      154
              7.11        Tax Sharing Agreements  . . . . . . . . . . . . . . . . . . . . . .      156
              7.12        Buyers' Option to Acquire
                            Canadian Cash Balances  . . . . . . . . . . . . . . . . . . . . .      156


      ARTICLE VIII        CONDITIONS OF BUYER'S OBLIGATION
                          TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      158

              8.1         Representations, Warranties and
                            Covenants of Seller . . . . . . . . . . . . . . . . . . . . . . .      158
              8.2         Filings; Consents; Waiting Periods  . . . . . . . . . . . . . . . .      159
              8.3         No Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . .      159
              8.4         Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . .      159
              8.5         Material DS Leases  . . . . . . . . . . . . . . . . . . . . . . . .      161


      ARTICLE IX          CONDITIONS TO SELLER'S OBLIGATION
                          TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      162

              9.1         Representations, Warranties and
                            Covenants of Buyer  . . . . . . . . . . . . . . . . . . . . . . .      162
              9.2         Filings; Consents; Waiting Periods  . . . . . . . . . . . . . . . .      162
              9.3         No Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . .      163
              9.4         Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . .      163


      ARTICLE X           TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .      164

              10.1        Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .      164
              10.2        Option to Close . . . . . . . . . . . . . . . . . . . . . . . . . .      165
              10.3        Procedure and Effect of Termination . . . . . . . . . . . . . . . .      166


      ARTICLE XI          SURVIVAL; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . .      167

              11.1        Survival of Representations, Warranties,
                            Covenants and Agreements  . . . . . . . . . . . . . . . . . . . .      167
              11.2        Seller's Indemnification Obligations  . . . . . . . . . . . . . . .      169
              11.3        Buyer's Indemnification Obligations . . . . . . . . . . . . . . . .      169
              11.4        Procedures for Indemnification Claims . . . . . . . . . . . . . . .      170
              11.5        No Consequential Damages for Seller
                            Indemnified Parties or Buyer
                            Indemnified Parties; Indemnification
                            Limits; Exclusive Remedy  . . . . . . . . . . . . . . . . . . . .      174
              11.6        Treatment of Indemnification Payments . . . . . . . . . . . . . . .      176


      ARTICLE XII         MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . .      176

              12.1        Corporate Name  . . . . . . . . . . . . . . . . . . . . . . . . . .      176
              12.2        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . .      178
              12.3        Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .      178
              12.4        Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .      178
              12.5        Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      179
              12.6        Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      179
              12.7        Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . .      180
              12.8        Headings; Definitions . . . . . . . . . . . . . . . . . . . . . . .      181
              12.9        Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . .      181
              12.10       Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . .      182
              12.11       Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . .      183

                            ASSET PURCHASE AGREEMENT

                 THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of March 20, 1995, as amended is by and between Unisys Corporation, a Delaware corporation ("Seller"), and Loral Corporation, a New York corporation ("Buyer").

                 WHEREAS, Buyer wishes to purchase from Seller, and Seller desires to sell to Buyer, the DS Assets (as hereinafter defined) owned by Seller upon the terms and conditions set forth herein;

                 NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                 1.
                                    ARTICLE I

                               Certain Definitions

                 Section 1.1. As used in this Agreement the following terms shall have the following respective meanings:

                 "Action" shall mean any pending, threatened or future action, suit, arbitration, inquiry, proceeding or investigation by or before any court, arbitrator, governmental or other regulatory or administrative agency or commission, whether civil, criminal or other, and whether known or unknown, fixed or contingent, or matured or unmatured at the Closing Date or at any time theretofore or thereafter.

                 "Adjusted Cash Consideration" shall mean the aggregate cash consideration to be paid by Buyer pursuant hereto, after adjusting the Closing Cash Consideration to give effect to any adjustment pursuant to Sections 2.6, 7.4 or 7.12.

                 "Affiliate" shall mean any natural person, and any corporation, partnership or other entity, that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with the party specified.

                 "Aggrieved Party" shall have the meaning set forth in Section 11.4(a).

                 "Agreement" shall have the meaning set forth in the first paragraph hereof.

                 "Allocation Agreement" shall have the meaning set forth in
Section 7.2.

                 "Anti-Assignment Laws" shall mean 41 U.S.C. Section 15, 31 U.S.C. Section 3727 and FAR Subpart 42.12 and any similar statutes, laws, rules and regulations.

                 "Antitrust Laws" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act and all other federal, state and foreign (including European Union) statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                 "Approval Matrix" shall mean the approval matrix used in the DS Business and included in Schedule 1.1(e) hereto.

                 "Arbitrator" shall have the meaning set forth in Section
2.6(c).

                 "Assigned Patents" shall mean all of Seller's rights, title and interest in and to, subject to rights held by the U.S. Government and other third parties that have been licensed by Seller prior to the Closing Date and subject to the rights retained by Seller pursuant to Section 5.8(k), the patents and patent applications which claim or describe inventions which were primarily developed by the DS Business and not used by Seller, other than in the DS Business, including those listed in Schedule 2.4(d) hereto, subject to Section 5.8(f) hereof, but excluding all patents and patent applications developed at the Sudbury Development Center.

                 "Assigned Programs" shall mean all of Seller's rights, title and interest in and to, subject to rights held by the U.S. Government and other third parties that have been licensed by Seller prior to the Closing Date and subject to the rights retained by Seller pursuant to Section 5.8(k), the copyrighted computer software and related documentation which are listed in
Schedule 2.4(d) hereto, and other programming code and other related materials (whether or not copyrighted) that were primarily developed by the DS Business and not used by Seller, other than in the DS Business.

                 "Assigned Trademarks" shall have the meaning set forth in
Section 5.8(d).

                 "Base Adjusted Net Assets" shall have the meaning set forth in
Section 2.6(d)(i).

                 "Bid" shall have the meaning set forth in Section 3.12.

                 "Bureau of Competition Policy" shall mean the Bureau of Competition Policy, Consumer and Corporate Affairs Canada.

                 "Buyer" shall have the meaning set forth in the first paragraph hereof.

                 "Buyer DC Plan" shall have the meaning set forth in Section 6.4(ii).

                 "Buyer Improvement Patent" shall mean a patent obtained by Buyer, the practice of which requires (i) any of the patent license rights that are granted to Buyer pursuant to Section 5.8(a), (ii) ownership rights in or to any other Buyer Improvement Patent or (iii) a license under any Seller Improvement Patent.

                 "Buyer Indemnified Parties" shall have the meaning set forth in
Section 11.2.

                 "Buyer's Accountant" shall have the meaning set forth in
Section 2.6(c).

                 "Buyer's Canadian Benefit Plans" shall have the meaning set forth in Section 6.6(c).

                 "Buyer's Pension Plans" shall have the meaning set forth in
Section 6.3(b).

                 "Canadian Cash Balance" shall mean the Cash balance held by each Canadian Subsidiary on the Closing Date.

                 "Canadian Employees" shall have the meaning set forth in
Section 6.6(a).

                 "Canadian Retirement Plans" shall have the meaning set forth in
Section 6.6(b).

                 "Canadian Subsidiaries" shall have the meaning set forth in
Section 6.6(b).

                 "Canadian Welfare Plans" shall have the meaning set forth in
Section 6.6(c).

                 "Cash" shall mean cash, money market instruments, bank accounts, bank deposits, certificates of deposit, lock box receipts, other cash equivalents, marketable securities and other investment securities.

                 "Classified Contract" shall mean a DS Contract which involves government classified programs subject to special national security restrictions.

                 "Closing" shall mean the consummation of the transactions contemplated by Section 2.1.

                 "Closing Adjusted Net Assets" shall have the meaning set forth in Section 2.6(d)(ii).

                 "Closing Audit Payment Date" shall have the meaning set forth in Section 2.6(d)(iii).

                 "Closing Cash Consideration" shall have the meaning set forth in Section 2.5(a).

                 "Closing Date" shall mean the third business day after the date on which the conditions set forth in Articles VIII and IX shall be satisfied or duly waived, or if Seller and Buyer mutually agree on a different date, the date upon which they have mutually agreed.

                 "Closing Statement of Adjusted Net Assets" shall have the meaning set forth in Section 2.6(b).

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

                 "Competition Act" means the Competition Act (Canada).

                 "Confidential Offering Memorandum" shall have the meaning set forth in Section 3.16.

                 "Confidentiality Agreement" shall mean the letter agreement dated December 22, 1994 between Buyer and Bear, Stearns & Co. Inc. on behalf of Seller.

                 "Covered Liabilities" shall mean any and all debts, losses, claims, damages, costs, demands, fines, judgments, contracts (implied and expressed, written and unwritten), penalties, obligations, payments, liabilities of every type and nature (whether civil, criminal or other, and whether known or unknown, fixed or contingent, matured or unmatured) (including, without limitation, those arising out of any Action), together with any reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any of the foregoing (including, without limitation, reasonable costs and expenses incurred in investigating, preparing or defending any Action).

                 "Covered Members" shall have the meaning set forth in Section 6.6(a).

                 "Damages" shall mean any and all debts, losses, claims, damages, costs, demands, fines, judgments, penalties, obligations, payments, liabilities of every type and nature (whether civil, criminal or other, and whether known or unknown, fixed or contingent, matured or unmatured) (including, without limitation, those arising out of any Action) including any reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any of the foregoing (including, without limitation, reasonable costs and expenses incurred in investigating, preparing or defending any Action), and interest on cash disbursements in respect thereof at the Prime Rate, compounded quarterly, from the date such cash disbursement is made until the person claiming the same shall have been indemnified in respect thereof, net of tax benefits appropriately determined.

                 "Defined Industrial Fields" shall have the meaning set forth in
Section 5.8(a).

                 "Disputes" shall have the meaning set forth in Section 2.6(c).

                 "Draft Closing Statement of Adjusted Net Assets" shall have the meaning set forth in Section 2.6(b).

                 "DS Assets" shall mean the following assets, provided, however, that the DS Assets shall not include any of the Excluded
Assets:

                 (a) all of the property and assets reflected in the DS December 1994 Statement, including, without limitation, the inventories, plants, machinery, equipment, tools, supplies, spare parts, furniture, fixtures, leasehold improvements, accounts and notes receivable and prepaid expenses (and including all items which would be included on the DS December 1994 Statement except for the fact that such items are fully depreciated or expensed, and all of the tangible and intangible assets of Seller used primarily in the DS Business), plus all items of a nature used primarily in the DS Business which are acquired in the ordinary course of business by the DS Business between January 1, 1995 and the Closing Date, less any items which are disposed of, consumed by or otherwise reduced or eliminated in the ordinary course of business of the DS Business between January 1, 1995 and the Closing Date;

                 (b) the DS Contracts, the Government Bids and Bids (subject to the provisions of Sections 2.7 and 5.14);

                 (c) the Assigned Patents, Assigned Programs and Assigned Trademarks;

                 (d) the DS Books and Records;

                 (e) the DS Leases;

                 (f) the Owned Real Property;

                 (g) all of the outstanding capital stock of the DS Direct Subsidiaries; and

                 (h) the Total Transferred Pension Assets.

                 "DS Books and Records" shall mean originals or copies of all books and records of Seller relating to the operations of the DS Business, including, without limitation, books and records relating to DS Employees, the purchase of materials, supplies and services, research and development, manufacture and sale of products and services and dealings with customers of the DS Business, Owned Real Property and Leased Real Property including all other records of Seller utilized in the DS Business, and including that portion of Tax Returns, reports, information, schedules and workpapers relating solely to the DS Subsidiaries and, in sufficient detail to enable Buyer to perform customary due diligence, information, schedules and workpapers relating to the DS Business not conducted through DS Subsidiaries and details of ongoing audits and proceedings disclosed in Schedule 3.7, including the effect of such audits or proceedings on future taxable periods; provided, however, that DS Books and Records shall not include any information that does not relate to the DS Business and Seller shall be entitled to remove or redact any such information in the DS Books and Records. Prior to the Closing, Seller and Buyer will cooperate in good faith to identify all materials that would be DS Books and Records but for the proviso set forth in the preceding sentence.

                 "DS Business" shall mean the business conducted by Seller in the fields of (i) United States and foreign government defense and intelligence activities, (ii) United States and foreign air traffic control, (iii) the United States Postal Service and other domestic or foreign physical mail and package delivery systems (such as Federal Express), (iv) weather, environmental and agricultural measurement devices, (v) radar systems, (vi) high-end physical security of the type currently engaged in by the DS Business and (vii) DOD transportation command and control business, as reflected in the DS Financial Statements relating to 1994, but which business excludes the Excluded Assets and the Excluded Liabilities.

                 "DS Canadian Employee Benefit Plans" shall have the meaning set forth in Section 6.6(a).

                 "DS Contracts" shall mean (i) all existing contracts, agreements and commitments of Seller relating (as to Seller) primarily to the DS Business (including without limitation all Government Contracts), (ii) the interdivisional work orders or similar arrangements including without limitation those listed on Schedule 3.12 in which the DS Business operates as supplier to, or purchaser from, the other business units of Seller, (iii) the existing contracts, agreements and commitments of Seller not relating primarily to the DS Business and listed on Schedule 3.12 and (iv) all contracts, agreements and commitments of Seller relating primarily to the DS Business which are (A) entered into between the date of this Agreement and the Closing Date and (B) permitted by this Agreement; provided, however, that the DS
Contracts shall exclude the Excluded Contracts.

                 "DS December 1994 Statement" shall mean the audited balance sheet of the DS Business as of December 31, 1994, contained in Schedule 3.4 hereto.

                 "DS Direct Subsidiaries" shall mean the subsidiaries of Seller listed as such on Schedule 3.1(b).

                 "DS Employee Benefit Plans" shall have the meaning set forth in
Section 6.1(a).

                 "DS Employees" shall mean all active full-time employees of Seller and its subsidiaries immediately prior to the Closing Date (including (a) those on approved leave of absence, but only to the extent they have reemployment rights guaranteed under federal or state law or under any applicable collective bargaining agreement, or under any Seller leave of absence policy and (b) those on short-term disability under Seller's short-term disability program) whose duties relate primarily to the DS Business regardless of the company payroll on which such individuals are listed, but excluding: (i) former employees, (ii) retired employees, (iii) employees previously determined to be totally or permanently disabled pursuant to any disability plan or policy of Seller or its subsidiaries or workers' compensation laws and (iv) each individual listed on Schedule 1.1(a).

                 "DS Financial Statements" shall mean the audited financial statements of the DS Business for the years ended December 31, 1993 and 1994, complete and correct copies of which are set forth in Schedule 3.4 hereto.

                 "DS Indirect Subsidiaries" shall mean the subsidiaries of Seller listed as such on Schedule 3.1(b).

                 "DS Leases" shall mean those leases, subleases and occupancy agreements of real properties by Seller relating principally to the DS Business (whether entered into as lessor, lessee, sublessor or sublessee) together with any modifications, amendments, extensions and renewals of the same, which are designated as "DS Leases" on Schedule 3.5.

                 "DS Liabilities" shall mean the following liabilities, provided, however, that the DS Liabilities shall not include any of the Excluded Liabilities:

                 (a) all of the obligations and liabilities accrued or reserved against in the DS December 1994 Statement to the extent not satisfied or discharged at or prior to the

         Closing Date;

                 (b) all of the obligations and liabilities of Seller or any of its subsidiaries relating primarily to the DS Business (provided, that the only liabilities not exclusively related to the DS Business that will be DS Liabilities are the portion of such liabilities fairly allocable to the DS Business) of the type customarily accrued, reserved against or reflected in the accounts of the DS Business, arising between December 31, 1994 and the Closing Date which are not satisfied or discharged at or prior to the Closing Date, including, without limitation, liabilities for checks issued but not yet presented for payment;

                 (c) to the extent provided in Article VII, all obligations and liabilities of Seller or any of its subsidiaries for Taxes arising out of or relating to the DS Business or any of the DS Assets;

                 (d) all obligations and liabilities of Seller or any of its subsidiaries with respect to Transferred DS Employees under the labor contracts listed on Schedule 3.9 in respect of all such employees;

                 (e) all obligations and liabilities of Seller or any of its subsidiaries described in Section 5.7, and all obligations and liabilities of Seller or any of its subsidiaries or of any related employee benefit plan or trust which are to be assumed by Buyer or a related employee benefit plan or trust as described in Article VI;

                 (f) all obligations and liabilities of Seller or any of its subsidiaries for environmental matters for which Buyer assumes the responsibility under Section 5.10;

                 (g) every other Covered Liability of Seller or any of its subsidiaries, absolute or contingent, whether or not reflected on the DS December 1994 Statement, arising primarily out of or relating primarily to the DS Business or any of the assets, operations or activities of the DS Business or relating exclusively thereto, as heretofore, currently or hereafter conducted (including any predecessor of Seller or any of its subsidiaries), regardless of by whom such liability is asserted, whether arising prior to, at or after the Closing Date and whether or not known, suspected, asserted or claimed at the Closing Date or at any time theretofore or thereafter, including, without limitation, any Covered Liability based on negligence, gross negligence, strict liability or any other theory of civil, criminal or other liability, whether in law (common or statutory) or equity, and any other activity undertaken by the DS Business or relating thereto (provided, that the only liabilities not exclusively related to the DS Business that will be DS Liabilities are the portion of such liabilities fairly allocable to the DS Business);

                 (h) any indemnification in favor of present or former employees or officers of Seller whose duties related to the DS Business or agents of Seller in respect of activities relating to the DS Business, which indemnification is provided by Seller or any other payment or liability to any person (including, without limitation, any Seller Indemnified Party) arising primarily out of and relating primarily to the DS Business as presently conducted or the matters referred to in the foregoing clauses (a) through (g) or any Action related thereto (provided, that the only such liabilities not exclusively related to the DS Business that will be DS Liabilities are the portion of such liabilities fairly allocable to the DS Business);

                 (i) Any claims that may be asserted by the Canadian government procurement authorities following the Closing arising out of or relating to amounts charged to the Canadian government on account of contributions made to the Unisys Canada, Inc. Pension Plan by, or on behalf of, the Canadian Subsidiaries for the period 1989-1993, and to the retention by the Canadian Subsidiaries of such contributions (and interest) after such contributions were returned to the Canadian Subsidiaries; and

                 (j) every other obligation or liability stated in this Agreement to be a DS Liability.

                 "DS Plan Participants" shall have the meaning set forth in
Section 6.1(a).

                 "DS Subsidiaries" shall mean the DS Direct Subsidiaries and the DS Indirect Subsidiaries.

                 "Effective Canadian Withholding Tax Rate" shall mean a rate equal to the Canadian withholding Tax that would have applied on the Closing Date to the distribution had each Canadian Subsidiary distributed the entire amount of its Canadian Cash Balance, directly or indirectly, to Seller on such date.

                 "Environmental Claim" and "Environmental Laws" shall have the respective meanings set forth in Section 3.13.

                 "Environmental Reports" shall have the meaning set forth in
Section 3.13(e).

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

                 "Evaluation Materials" shall have the meaning set forth in the Confidentiality Agreement.

                 "Excluded Assets" shall mean:

                 (a) all Cash owned or held by Seller or any of its Affiliates, including, without limitation, all assets relating to the trusts qualified under Section 501(c)(9) of the Code set forth on Schedule 6.5(a);

                 (b) all rights and claims of Seller or any of its Affiliates, whether now existing or arising hereafter, for refunds and prepayments of Taxes to the extent set forth in Article VII;

                 (c) all insurance policies or binders owned or held by Seller or any of its Affiliates, together with all prepaid premiums thereon, refunds or adjustments thereunder; provided that insurance proceeds received by Seller in respect of DS Liabilities are to be paid to Buyer except as provided in Section 5.10;

                 (d) all rights and claims of Seller relating to the Excluded Contracts (subject to the provisions of Section

         5.14);

                 (e) all of the Intellectual Property Rights licensed to Buyer pursuant to Section 5.8(a);

                 (f) prepaid pension assets other than the Total Transferred Pension Assets;

                 (g) deferred tax assets, other than deferred tax assets of the DS Subsidiaries;

                 (h) prepaid expenses relating to Seller's "Ill Wind" settlement agreement;

                 (i) all patents and applications listed on Schedule 5.8(f);

                 (j) notwithstanding their inclusion on Schedule 3.5, two unutilized Canadian leasehold interests at 2000 Saulteaux Crescent, Winnipeg, Canada and 100 Alexis Hilton Boulevard, St. Laurent, Canada; and

                 (k) the hold back pursuant to the Morgan Agreement.

                 "Excluded Contracts" shall mean the contracts, bids and work orders or similar arrangements identified on Schedule 1.1(b) (subject to the provisions of Section 5.14).

                 "Excluded Liabilities" shall mean:

                 (a) all obligations and liabilities of Seller or any of its Affiliates for Taxes to the extent provided in Article VII;

                 (b) all obligations and liabilities of Seller or any of its subsidiaries for borrowed money or in respect of any other long-term indebtedness including without limitation indebtedness under any bank lines of credit or bank credit agreements, including, without limitation, the allocated portion of Seller's debt;

                 (c) all obligations and liabilities of Seller or any of its subsidiaries which are expressly retained by them pursuant to this Agreement or the Transitional Services Agreement;

                 (d) all obligations and liabilities of Seller under the Excluded Contracts;

                 (e) all obligations and liabilities and any interest thereon relating to Seller's "Ill Wind" settlement agreement;

                 (f) postretirement medical and life benefits for all employees of the DS Business who are retired as of the Closing Date and their respective dependents;

                 (g) all obligations and liabilities of Seller, including all IBNR Liabilities of Seller, in respect of claims arising out of or relating to the DS Business occurring prior to the Closing Date under the United States and Canadian workers compensation policies maintained by Seller or any similar policies or programs, including without limitation occupational health and safety, maintained by the Canadian Subsidiaries under the laws of Canada and its provinces;

                 (h) deferred income tax liabilities, other than deferred income tax liabilities of the DS Subsidiaries;

                 (i) estimated income tax liabilities;

                 (j) payables to Seller or any of its Affiliates;

                 (k) all Covered Liabilities relating to liabilities under unutilized Canadian Leases referenced in clause (j) of the definition of Excluded Assets;

                 (l) the environmental liabilities retained by Seller pursuant to Section 5.10(d) of this Agreement;

                 (m) all Covered Liabilities of Seller and subsidiaries relating to lines of business discontinued prior to the Closing Date; and all liabilities under federal and state securities laws, laws related to bankruptcy, insolvency or reorganizations, stockholder suits arising under applicable state corporate law;

                 (n) except as otherwise provided in Article VI and Sections 5.17(f) and (g), all Covered Liabilities of Seller, the Canadian Subsidiaries and their Affiliates arising under or relating to (i) any employee other than the Transferred DS Employees and (ii) any of the plans, contracts and arrangements set forth on Schedule 6.1(a) and
         Schedule 6.6(a), regardless of by whom such liability is asserted, whether arising prior to, at or after the Closing Date and whether or not known, suspected, asserted or claimed as of the Closing Date or at any time thereto-
                 fore or thereafter; and

                 (o) the Reimbursed Canadian Termination Payment.

                 "E&Y" shall mean Ernst & Young LLP.

                 "Facilities Sharing Agreement" shall mean an agreement between Buyer and Seller to continue the sharing of certain facilities currently shared by the DS Business and other businesses of Seller on commercially reasonable terms and conditions to be agreed on prior to Closing, which shall be based upon the standards set forth in Schedule 3.5, unless Buyer is materially prejudiced thereby.

                 "Filing Date" shall have the meaning set forth in Section 7.2.

                 "Frozen Accounts" shall have the meaning set forth in
Section 6.4(iii).

                 "Government Bid" shall mean any written quotation, bid or proposal relating primarily to the DS Business made by Seller that if accepted or awarded would lead to a contract with (i) the U.S. Government or any state, local or foreign government, or (ii) any prime contractor or higher-tier subcontractor under any contract described in clause (i) above, including, without limitation, those listed on Schedule 1.1(c).

                 "Government Contract" means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order or delivery order, including all amendments, modifications and options thereunder relating primarily to the DS Business between Seller and (i) the U.S. Government or any state, local or foreign government, or (ii) any prime contractor or higher-tier subcontractor, under any contract described in clause (i) above including, without limitation, those listed on Schedule 1.1(d).

                 "Guaranties" shall have the meaning set forth in Section
         5.7(a).

                 "Hazardous Waste" shall have the meaning set forth in Section 3.13(a)(iii).

                 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "IBNR Liabilities" means liabilities and claims covered by insurance policies maintained by Seller (including self-insurance programs), regardless of any applicable deductibles which are incurred prior to the Closing Date.

                 "Income Taxes" shall have the meaning set forth in Section 7.5(b).

                 "Indemnifying Party" shall have the meaning set forth in
         Section 11.4(a).

                 "Intellectual Property Rights" means inventions (whether patented or not), copyrights, know-how, trade secrets, and mask works owned by, or licensable (without the payment of additional consideration by Seller) to third parties by, Seller, and which are used in products manufactured or under development, or services provided or under development, by the DS Business as of the Closing Date.

                          "Investment Canada Approval" shall mean that the Minister designated for purposes of the Investment Canada Act is satisfied, or is deemed to be satisfied, that the indirect purchase of all of the outstanding common shares of Unisys GSG Canada Holdings Inc. by Buyer under this Agreement is likely to be of net benefit to Canada for purposes of the Investment Canada Act or that the Director of Investments for purposes of the Investment Canada Act has determined that the transactions contemplated in this Agreement are not reviewable pursuant to the Investment Canada Act.

                          "Leased Real Property" shall mean any real property leased by Seller pursuant to a DS Lease.

                          "Lien" shall mean, with respect to any asset, any mortgage, deed of trust, lien, pledge, encumbrance, lease, sublease, license, occupancy agreement, easement, right-of-way, adverse claim or interest covenant, encroachment, burden, title defect, option, restriction or limitation of any nature whatsoever, and any charge or security interest in or on such asset, or the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

                           "Litigation Matters" shall have the meaning set forth in Section 5.11(a).

                          "Material Adverse Effect" shall mean a material adverse effect on the business, assets or financial condition of the DS Business, taken as a whole; provided that any adverse financial impact on the DS Business as a whole of more than $10 million shall be deemed to constitute a Material Adverse Effect, except with respect to
         Section 8.1 where such amount shall be $50 million.

                          "Material Contracts" shall mean the DS Contracts listed on Schedule 3.12.

                          "Material DS Leases" shall mean the real property leases for the facilities at Salt Lake City, Utah, Reston, Virginia and Paoli, Pennsylvania.

                          "Material Leased Property" shall mean any real property leased by Seller pursuant to a Material DS Lease.

                          "Morgan Agreement" shall mean the Amended and Restated Receivables Purchase and Acceptance Facility Agreement between Seller and J.P. Morgan Delaware dated as of March 1, 1993, as amended.

                          "Names" shall have the meaning set forth in Section 12.1.

                          "Net Canadian Cash Balance" shall mean 90% of the excess of the aggregate amount of all Canadian Cash Balances (translated into U.S. dollars at exchange rates in effect on the Closing Date) over Cnd$3,006,388 (translated into U.S. dollars at exchange rates in effect on the Closing Date).

                          "Neutral Auditors" shall mean either (i) a firm of nationally recognized independent public accountants selected by Seller and Buyer or (ii) if Seller and Buyer are unable to agree on such a firm, a firm of nationally recognized independent public accountants which (x) shall not have had a material relationship with Seller, Buyer or any of their respective Affiliates within the preceding two years, and (y) shall be appointed by the American Arbitration Association upon request of either Buyer or Seller.

                          "Owned Real Property" shall mean all of the real property, improvements thereon and rights related thereto owned by Seller or its Affiliates and designated as "Owned Real Property" on
         Schedule 3.5.

                          "Permitted Exceptions" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which is being contested in good faith by appropriate proceedings; (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens encumbering the Owned Real Property or Leased Real Property, whether or not of record and Liens which are disclosed in any preliminary title report or title opinion (or in any update of the same as of the Closing Date) or which a current accurate survey of the Owned Real Property or Leased Real Property would reveal; provided that such Liens do not materially interfere with or materially impair the current use of the Owned Real Property or Leased Real Property to the extent resulting in a Material Adverse Effect; (v) all DS Leases and DS Contracts; (vi) with respect to any asset which consists of a leasehold estate or possessory interest in real property, all Liens and other title matters (whether or not the same are recorded) to which the underlying fee estate in such real property is subject; (vii) Liens on any DS Assets in favor of the U.S. or Canadian Governments, but only to the extent such Liens secure DS Liabilities arising out of or directly relating to Government Contracts; (viii) Liens securing the executory obligations of the Seller or any of its subsidiaries under any Lease that constitutes an "operating lease" under GAAP; (ix) security interests granted in the ordinary course of business to the lessors of leased equipment in respect of such leased equipment; and (x) the rights and interests of Buyer or any Affiliate of Buyer as provided in this Agreement or any agreement entered into pursuant to this Agreement. Notwithstanding the foregoing, no Excluded Liability or Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any employee benefit plan or arrangement sponsored by, maintained by or contributed to by Seller or any member of the ERISA Group or arising in connection with any excise tax or penalty tax with respect to such plan or arrangement shall be a Permitted Exception.

                          "Prime Rate" shall mean the publicly announced prime commercial lending rate of Morgan Guaranty Trust Company of New York ("Morgan") in effect from time to time, as computed by Morgan.

                          "Privileged Information" shall have the meaning set forth in Section 5.11(a).

                          "RCRA" shall have the meaning set forth in Section 3.13(a)(iii).

                          "Reimbursed Canadian Termination Payment" means the amount due to suppliers other than the promissory notes (aggregating Cnd$4 million principal amount) payable to Augusta SpA and Westland Helicopters in respect of the termination of the Canadian helicopter program.

                          "Remaining Canadian Termination Claims" means the obligations of Seller or any of its Affiliates to Litton Systems Canada or its affiliates and EH Industries Limited arising out of the termination of the Canadian helicopter program.

                          "Required Consents" shall mean, collectively, (i) each consent or novation with respect to any DS Contract required to be obtained from the other party or parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such DS Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof and (ii) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required under applicable law to be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                          "Review" shall have the meaning set forth in Section 2.6(c).

                          "Satellite Field" shall mean the industrial field consisting of low earth orbit satellites and related ground equipment.

                          "Section 1060 Statements and Forms" means a statement described in Treasury Regulation Section 1.1060-1T(h) and any corresponding provision of any Tax Law with respect to Buyer's acquisition of the DS Business and all returns, documents, statements and other forms that are required to be submitted in accordance with applicable Tax Laws in connection therewith, including, without limitation, U.S. Internal Revenue Form 8594 (together with any schedules or attachments thereto).

                          "Seller" shall have the meaning set forth in the first paragraph hereof.

                          "Seller Improvement Patent" shall mean a patent obtained by Seller, the practice of which requires (i) any of the patent license rights that are reserved by Seller pursuant to Section 5.8(k), (ii) ownership rights in or to any other Seller Improvement Patent or (iii) a license under any Buyer Improvement Patent.

                          "Seller Indemnified Parties" shall have the meaning set forth in Section 11.3.

                          "Seller Proprietary Information" shall have the meaning set forth in Section 5.1(e).

                          "Seller's Pension Plans" shall have the meaning set forth in Section 6.3(a).

                          "Seller's Savings Plans" shall have the meaning set forth in Section 6.4(i).

                          "Spread Spectrum Technology" shall mean Intellectual Property Rights relating to spread spectrum technology.

                          "Straddle Period" shall have the meaning set forth in
         Section 7.5(b).

                          "Survey" shall have the meaning set forth in Section 5.16(b).

                          "Surviving Covenants" shall have the meaning set forth in Section 11.1(c).

                          "Surviving Representations" shall have the meaning set forth in Section 11.1(c).

                          "Target Transfer Amount" shall have the meaning set forth in Section 6.3(c)(iv).

                          "Tax Claim" shall have the meaning set forth in
         Section 7.10.

                          "Tax Laws" shall mean the Code, the Income Tax Act (Canada), as amended, federal, state, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

                          "Tax Return" shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the DS Business.

                          "Taxes" shall mean (a) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, capital, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes or customs duties, together with any interest or penalties imposed with respect thereto and (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a) above.

                          "Three Year Plan" means the three-year plan for the DS Business heretofore delivered by Seller to Buyer.

                          "Title Commitment" shall have the meaning set forth in
         Section 5.16(a).

                          "Title Company" shall have the meaning set forth in
         Section 5.16(a).

                          "Total Transferred Pension Assets" shall have the meaning set forth in Section 6.3(c)(iv).

                          "Transferred DS Employees" shall have the meaning set forth in Section 6.2.

                          "Transitional Services Agreement" shall mean a Transitional Services Agreement to be entered into between Buyer and Seller promptly after the Closing, the terms of which shall be negotiated in good faith between the parties hereto and shall provide for the provision by Seller or

         Buyer for a period to end no later than March 31, 1998 of services provided by Seller or Buyer (other than general corporate overhead services) in connection with DS Contracts, Government Bids and Bids at the rates and on the same terms and conditions as have been reflected in such DS Contracts, Government Bids and Bids (or, in the case of services provided to Seller, in connection with comparable commitments by Seller or any of its Affiliates) plus a service charge of $125,000 per month payable monthly for the first eighteen months after the Closing.

                          "U.S. Transferred DS Employees" shall have the meaning set forth in Section 6.3.

                          "VLSI" shall have the meaning set forth in Section
         5.12.

2.

                                   ARTICLE II

                           Closing; Purchase and Sale

                 Section 2.1. Time and Place of Closing. The Closing shall take place on the Closing Date at 9:00 A.M., New York City time, on May 5, 1995 at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 and shall be effective as of the opening of business, New York City time, on the Closing Date.

                 Section 2.2. Purchase and Sale of the DS Assets and Assumption of DS Liabilities. Subject to the satisfaction or waiver of all of the conditions set forth herein, on the Closing Date Seller will, as hereinafter provided, sell, convey, assign, transfer and deliver all of Seller's right, title and interest at the Closing Date in and to the DS Assets, and Buyer will purchase, acquire, accept and pay for, as hereinafter provided, all the DS Assets and will assume all the DS Liabilities without exception.

                 Section 2.3. Consideration for the DS Assets. The aggregate consideration for the DS Assets shall consist of (i) the Adjusted Cash Consideration and (ii) the assumption by Buyer of, and indemnification by Buyer with respect to, the DS Liabilities, all pursuant to this Agreement.

                 Section 2.4. Deliveries by Seller. At the Closing, Seller shall deliver the following to Buyer, each in form and substance reasonably satisfactory to Buyer:

                 (a) a duly executed bill of sale transferring to Buyer all of the personal property owned or held by Seller as of the Closing Date which is included in the DS Assets and not covered by the other provisions of this Section 2.4;

                 (b) duly executed instruments of assignment or sublease of the DS Leases to which Seller is a party, in recordable form, together with the consent of the lessor or sublessor thereto, if obtained;

                 (c) duly executed instruments of assignment by Seller of the DS Contracts to which Seller is a party (other than Government Contracts for which novation agreements are required), subject to Section 2.7;

                 (d) duly executed instruments of assignment or transfer of the Assigned Patents, the Assigned Programs and the Assigned Trademarks;

                 (e) a certificate dated the Closing Date and validly executed on behalf of Seller to the effect that the condition set forth in
         Section 8.1 has been satisfied;

                 (f) evidence or copies of any consents, approvals, orders, qualifications or waivers required pursuant to Section 9.2;

                 (g) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller, and certificates of the Secretary or Assistant Secretary of Seller, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

                 (h) stock certificates representing all of the outstanding shares of capital stock of each of the DS Direct Subsidiaries together with required consents to transfer and duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank; and

                 (i)      the opinion of counsel referred to in Section 8.4.

                 Section 2.5. Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller, each in form and substance reasonably satisfactory to Seller:

                 (a) cash in immediately available funds in the amount of $862,000,000 (the "Closing Cash Consideration"), by wire transfer of immediately available funds to a bank account designated by Seller (or by such means as are otherwise agreed upon by Buyer and Seller);

                 (b) a certificate dated the Closing Date and validly executed on behalf of Buyer to the effect that the condition set forth in
         Section 9.1 has been satisfied;

                 (c) evidence or copies of any consents, approvals, orders, qualifications or waivers required pursuant to Section 9.2; and

                 (d) a copy of the resolutions of the board of directors of Buyer (or its executive committee) authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its Secretary or Assistant Secretary, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

                  (e) the opinion of counsel referred to in Section 9.4.

                      Section 2.6. Purchase Price Adjustment. (a) If Closing Adjusted Net Assets (as defined in Section 2.6(d)) shall exceed Base Adjusted Net Assets (as defined in Section 2.6(d)) by more than $2,000,000, then Buyer shall pay or cause to be paid to Seller (or its designated Affiliate or Affiliates) on the Closing Audit Payment Date (as defined in Section 2.6(d)) an amount in cash equal to the amount by which Closing Adjusted Net Assets shall exceed the sum of Base Adjusted Net Assets plus $2,000,000. If Base Adjusted Net Assets minus $2,000,000 shall exceed Closing Adjusted Net Assets, then Seller shall pay or cause to be paid to Buyer (or its designated Affiliate or

         Affiliates) on the Closing Audit Payment Date an amount in cash equal to the amount by which Base Adjusted Net Assets minus $2,000,000 shall exceed Closing Adjusted Net Assets. Any adjustment to the purchase price made pursuant to this Section 2.6(a) shall bear interest from the Closing Date through the date immediately preceding the date of payment at the Prime Rate. Any payments made pursuant to the terms of this
         Section 2.6(a) shall be adjustments to the Adjusted Cash Consideration set forth in Section 2.3.

                          (b) As soon as practicable following the Closing Date, but in no event later than 60 days thereafter, Seller shall prepare or cause to be prepared a draft statement of Closing Adjusted Net Assets reviewed by E&Y (the "Draft Closing Statement of Adjusted Net Assets") which upon formal issuance by E&Y or the resolution of any arbitration discussed below, shall be referred to as the "Closing Statement of Adjusted Net Assets". Buyer shall provide Seller and E&Y access to such of its records and personnel as may reasonably be required for the preparation of the Draft Closing Statement of Net Assets.

                          (c) Buyer and its accountant ("Buyer's Accountant") shall have 30 days to review the Draft Closing Statement of Adjusted Net Assets and to notify Seller of any disputes Buyer may have relating to the Draft Closing Statement of Adjusted Net Assets ("Disputes"). Buyer's notice to Seller of the Disputes shall specify in detail all points of disagreement and demand that a review of the Disputes (a "Review") be conducted. Buyer and Seller shall promptly cause Buyer's Accountant and E&Y to consult with respect to such points of disagreement in an effort to resolve the Disputes. If Buyer's Accountant and E&Y are able to resolve the Disputes, E&Y shall formally issue the Closing Statement of Adjusted Net Assets reflecting such resolution together with the report of E&Y thereon. If Buyer's Accountant and E&Y are unable to resolve the Disputes within 30 days of Seller's receipt of notice of a Review, Buyer's Accountant and E&Y shall jointly select a firm of Neutral Auditors to act as arbitrator (the "Arbitrator") to resolve any remaining Dispute. The Arbitrator, within 30 days after having been selected hereunder, shall decide all remaining Disputes and deliver a written notice of its determination of the Disputes to Buyer and Seller. All decisions of the Arbitrator shall be final, conclusive and legally binding on all parties hereto with respect to the Closing Statement of Adjusted Net Assets. Each of Buyer and Seller shall pay one-half the fees and expenses of the Arbitrator.

                          (d) (i) "Base Adjusted Net Assets" shall mean "Net Assets" to the extent reflected on the DS December 1994 Statement plus the sum of (1) the amount of any Excluded Liabilities reflected in the DS December 1994 Statement, (2) the amount of any pension or postretirement medical liabilities reflected in the DS December 1994 Statement less any portion thereof that is an Excluded Liability, (3) the amount of any deferred income tax liabilities relating to the DS Subsidiaries reflected in the DS December 1994 Statement and (4) $40,056,000, and minus the sum of (1) the amount of any Excluded Assets reflected in the DS December 1994 Statement, (2) the amount of any prepaid pension assets reflected in the DS December 1994 Statement which is not an Excluded Asset and (3) the amount of any deferred income tax assets relating to the DS Subsidiaries reflected in the DS December 1994 Statement.

                          (ii) "Closing Adjusted Net Assets" shall be that amount which shall be computed using information as of the Closing Date rather than December 31, 1994 in the same manner as set forth in
         Section 2.6(d)(i) (except with respect to item (4) of Section 2.6(d)(i) which shall not be reflected in the Closing Adjusted Net Assets) and by applying accounting principles generally accepted in the United States applied on a basis consistent with the DS December 1994 Statement; provided, however, that in computing Closing Adjusted
         Net Assets:

                 (1) all valuation allowances and reserves against inventories or receivables, including but not limited to general and administrative and other cost disallowances, bad debts, defective pricing, or obsolescence, relating to items that were reflected on the DS December 1994 Statement shall be the same amounts as reflected in the DS December 1994 Statement;

                 (2) no new estimates at completion relating to items that were reflected on the DS December 1994 Statement shall be prepared; and none of the assumptions implicit in estimates at completion reflected in the DS December 1994 Statement shall be revised, reevaluated or otherwise adjusted;

         (3) any foreign currency exchange rates used shall be those used in the DS December 1994 Statement; and

         (4) any contingency reflected as a liability at December 31, 1994 shall be reflected at the same amount at which such liability was reflected in the DS December 1994 Statement.

                 (iii) "Closing Audit Payment Date" shall mean the date which is five business days after (i) 30 days after Buyer receives the Draft Closing Date Statement of Adjusted Net Assets, if Seller shall not have received notice from Buyer on or prior to such date demanding a Review, (ii) the date on which Buyer's Accountant and E&Y shall resolve all disputes with respect to the amount of Closing Adjusted Net Assets or (iii) the date on which the Arbitrator shall resolve all points of disagreement with respect to the amount of Closing Adjusted Net Assets, as the case may be.

                 (e) In addition to the foregoing, Buyer will pay to Seller at the Closing, in addition to the Closing Cash Consideration, an amount equal to $3,000,000 per month calculated from January 1, 1995 to the Closing Date, which amount shall be prorated on a daily basis for any partial month. Any payments pursuant to the terms of this Section 2.6(e) shall be adjustments to the Adjusted Cash Consideration set forth in Section 2.3.

                 Section 2.7. Assignment of Contracts and Rights.
Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement (a) to assign any DS Asset or any claim or right or any benefit arising under such DS Asset or resulting from such DS Asset, or (b) to enter into and/or consummate any sublease or other arrangement pursuant to the Facilities Sharing Agreement or Transitional Services Agreement if, without the consent of a third party, such assignment or other transaction would constitute a breach or other contravention under any agreement to which Seller or its Affiliates are a party or in any way adversely affect the rights of Buyer or its Affiliates or Seller or its Affiliates under any DS Asset. Seller and its Affiliates will use their commercially reasonable best efforts to obtain any required consents to the assignment thereof to Buyer (or such other transaction pursuant to the Facilities Sharing Agreement or Transitional Services
Agreement) and Buyer and its Affiliates will use their commercially reasonable best efforts to cooperate with Seller and its Affiliates in obtaining any required consents to the assignment thereof or such other transaction; provided that neither Buyer nor Seller shall be required to make any material payment or agree to any material undertaking in connection therewith, except for payments due upon assignment expressly provided for in such agreements, which shall be paid by Seller. If any such consent is not obtained and as a result thereof Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such DS Asset (or such other transaction) intended to be transferred hereunder, or if an attempted assignment thereof (or such transaction) would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights or Seller and its Affiliates would forfeit or otherwise substantially lose the benefit of rights which Seller and its Affiliates are entitled to retain, Seller and Buyer will coop-erate in a mutually agreeable arrangement, as Buyer and Seller shall agree, under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer. Seller will promptly pay to Buyer when received all monies received by Seller under any such DS Asset or any claim or right or any benefit arising thereunder. Except with respect to Government Contracts, Buyer shall use its reasonable efforts to obtain the unconditional release of Seller and its Affiliates from any obligation or liability under or with respect to any DS Lease, DS Contract or Government Bid being assigned hereunder; provided, that neither Buyer nor Seller shall be required to make payment or agree to any material undertaking in connection therewith.

3.
                                  ARTICLE III

                    Representations and Warranties of Seller


                 Seller hereby represents and warrants to Buyer as follows:

                 Section 3.1. Incorporation; Good Standing. (a) Seller is duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Seller is in good standing under the laws of the State of Delaware and is in good standing and duly qualified to transact business in each jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be in good standing or so qualified, except where the failure to be in good standing or so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

                 (b) Schedule 3.1(b) lists all of the DS Direct Subsidiaries and DS Indirect Subsidiaries, specifying for each its name, the jurisdiction in which it is incorporated, the number of authorized shares of its capital stock, the par value of its capital stock, and the holder of its outstanding capital stock. Each of the DS Direct Subsidiaries and DS Indirect Subsidiaries is duly incorporated and presently subsisting under the laws of the jurisdiction in which it is incorporated, has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is in good standing and duly qualified to transact business in each jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be in good standing or so qualified, except where the failure to be in good standing or so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

                 Section 3.2. Authority. Seller has full corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceedings on the part of Seller are necessary therefor. This Agreement has been duly executed and delivered by Seller, and, assuming the due execution hereof by Buyer, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law).

                 Section 3.3. Consents and Approvals; No Violation. Except for applicable requirements of the HSR Act, the Competition Act and the Anti-Assignment Laws and except for the Investment Canada Approval, there is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement, except such the absence of which would not have a Material Adverse Effect or a material adverse effect on the parties' abilities to consummate this Agreement or the transactions contemplated hereby. Except as disclosed in
Schedule 3.3, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated by this Agreement will (i) violate any provision of Seller's certificate of incorporation or by-laws, (ii) assuming compliance with the Anti-Assignment Laws, result in a default or breach (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract, or (iii) assuming compliance with the HSR Act, the Competition Act and the Anti-Assignment Laws, to Seller's knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the DS Assets, excluding from the foregoing clauses (ii) and
(iii) such violations, defaults or breaches (or rights of termination, cancellation or acceleration) which, individually or in the aggregate, would not have a Material Adverse Effect.

                 Section 3.4. Financial Statements. Schedule 3.4 hereto contains the audited balance sheet for the DS Business at December 31, 1993, the DS December 1994 Statement and the related audited statements of income for the years ended December 31, 1993 and 1994 and the related audited statement of cash flows for the year ended December 31, 1994 and notes at and for the year ended December 31, 1994 (collectively, the "DS Financial Statements"). Except as set forth in Schedule 3.4, the DS Financial Statements present fairly the financial position at the dates specified therein and results of operation of the DS Business as owned and operated by Seller for the periods specified therein in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein) and Regulation S-X of the Securities and Exchange Commission (except for the omission of supporting schedules). Prior to the Closing, Seller will deliver to Buyer audited statements of cash flow and notes for the DS Business for the year ended December 31, 1993, which will also be deemed to be DS Financial Statements. Seller will use all reasonable efforts to ensure the full cooperation of E&Y in connection with the DS Financial Statements and Buyer's public filings with respect thereto.

                 Section 3.5.  Owned Real Property and Leased Real Property.
(a) Schedule 3.5 lists all of the Owned Real Property. Seller has good and valid fee simple title to the Owned Real Property and owns all of the improvements located thereon, subject only to the Permitted Exceptions. The Owned Real Property, together with the real property owned in fee by Seller that will be subleased (in part) to Buyer pursuant to the

Facilities Sharing Agreement, constitutes all of the real property owned by Seller and primarily used in the DS Business. Except as set forth in Schedule 3.5, none of the Owned Real Property is subject to any right or option of any other person to purchase or lease or otherwise obtain title to or an interest in such Owned Real Property.

                 (b) There is no outstanding violation by Seller of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting any Owned Real Property or, to Seller's knowledge, any Leased Real Property, except to the extent the same would not individually or in the aggregate have a Material Adverse Effect.

                 (c) To Seller's knowledge, Schedule 3.5 lists all of the DS Leases. True and complete copies of the Material DS Leases have been made available by Seller to Buyer. Seller has a valid leasehold interest in the Material DS Leases and, except for matters which would not individually or in the aggregate have a Material Adverse Effect, each of the DS Leases is valid and binding and in full force and effect and has not been modified or amended except as indicated in the lease documents made available to Buyer. Except as identified on Schedule 3.5, the assignment or sublease of any of the Material DS Leases to Buyer in the manner contemplated by the Facilities Sharing Agreement does not require the consent or approval of any person or entity.

                 (d) Except as disclosed on Schedule 3.5 hereto, the leasehold interests relating to the Material DS Leases and the Owned Real Property are free and clear of all Liens, other than Permitted Exceptions. Except as set forth on Schedule 3.5 and matters which would not individually or in the aggregate have a

Material Adverse Effect, neither Seller, and to Seller's knowledge, no other party, is in default under any of the Material DS Leases and no event exists which, with the giving of notice or lapse of time or both, would become a default on the part of any party under any Material DS Lease.

                 (e) Seller is neither a "foreign person" within the meaning of Section 1445(f) of the Code nor a "foreign partner" within the meaning of Section 1446 of the Code.

                 (f) Upon the transfer of the Owned Real Property located at Marcus Avenue, Great Neck, New York to Buyer, the applicable land use and zoning laws, ordinances and regulations currently in effect permit such Owned Real Property to be used and operated by Buyer in the manner currently being used by Seller without any Material Adverse Effect.

                 Section 3.6. Absence of Certain Changes. Except as permitted or contemplated by this Agreement or as listed in Schedule 3.6 hereto, since December 31, 1994: (a) the DS Business has been operated in the ordinary course in all material respects, (b) there has been no material adverse change in the business or financial condition of the DS Business taken as a whole, excluding any such change resulting from (i) any change or any development in worldwide, national or local market, financial or economic conditions, (ii) war, insurrection or other political change or instability, or (iii) any regulatory, legislative or economic development or other conditions or circumstances that generally affect the business in which the DS Business operates, (c) there has been no physical damage, destruction or loss that would, after taking into account any insurance recoveries payable to Buyer in respect thereof, have a Material Adverse Effect and (d) Seller has not taken or agreed to take any action that, if taken after the date hereof, would constitute a breach of Section 5.5.

                 Section 3.7. Litigation; Orders. Schedule 3.7 sets forth (i) each Action relating to the DS Business that, to Seller's knowledge, is pending on the date hereof before any court, arbitrator, governmental or other regulatory agency or commission in which the amount in controversy or of damages being claimed exceeds $250,000, (ii) each civil fraud, voluntary disclosure and criminal Action that, to Seller's knowledge, is pending on the date hereof before any court, arbitrator, governmental or other regulatory agency or commission, (iii) a summary of charges of discrimination against Seller and relating to the DS Business that, to Seller's knowledge, are pending on the date hereof in any United States state or federal equal employment opportunity agency and (iv) a summary of suits that, to Seller's knowledge, are pending against Seller on the date hereof before any United States state or federal court involving employment or employee benefit claims relating to the DS Business. Except as disclosed in Schedule 3.7 hereto, as of the date hereof, to Seller's knowledge, there are no Actions relating to the DS Business pending against Seller that would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.7 hereto, as of the date hereof, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Seller that would reasonably be expected to have a Material Adverse Effect. Buyer acknowledges and agrees that there are or may be other Actions relating to the DS Business that Seller does not know to be pending that have been or may be asserted in the future.

                 Section 3.8. Intellectual Property. (a) To Seller's knowledge, Schedule 2.4(d) sets forth a complete and correct list of the Assigned Patents, as of the date hereof, without giving effect to any patents that would be Assigned Patents but for the fact that they are listed on
Schedule 5.8(f) hereof. Except as set forth in Schedule 3.8 hereto: (i) there is no pending Action to which Seller is a party, nor to Seller's knowledge is there any reason to believe that Seller may become a party to an Action, as a result of any action or conduct of Seller in the conduct of the DS Business prior to the date of this Agreement as to which there is a reasonable probability of a determination adverse to Seller, that involves a claim by any person of infringement of any Intellectual Property Right in the conduct of the DS Business; (ii) no Intellectual Property Right is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by Seller or the licensing thereof by Seller to any person; (iii) Seller has not during the two years preceding the date of this Agreement received any notice to the effect that the use of the Intellectual Property Rights in the conduct of the DS Business infringes upon any patent or copyright, violates a patent license, copyright registration or any pending application relating thereto or conflicts with or violates any trademark or trade secret right of any person; and (iv) Seller has the right to grant the licenses granted under this Agreement.

                 (b) Except as provided in Section 3.8(a)(iv), Seller makes no representations or warranties with respect to any In-tellectual Property Right owned by any third party.

                 Section 3.9. Labor Matters. Schedule 3.9 sets forth a list of all collective bargaining agreements in effect on the date hereof with labor unions or associations representing DS Employees. Except as set forth on
Schedule 3.9 in connection with the DS Business and except as would not, individually or in the aggregate, have a Material Adverse Effect:

                 (i) no labor organization or group of DS Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to Seller's knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority;

                 (ii) to Seller's knowledge, there are no organizing activities involving the DS Employees pending with any labor organization or group of DS Employees;

                 (iii) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to Seller's knowledge, threatened against or involving the DS Employees;

                 (iv) since January 1, 1990 there have been no material strikes, work stoppages, slowdowns or lockouts involving the DS Employees;

                 (v) there are no unfair labor practice charges, grievances or complaints pending or, to Seller's knowledge, threatened by or on behalf of any DS Employee which, if individually or collectively resolved against Seller and its subsidiaries could result in a material liability;

                          (vi) there are no complaints, charges or claims against Seller or its subsidiaries pending or, to Seller's knowledge, threatened to be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any DS Employee; and

                          (vii) to Seller's knowledge, Seller and its subsidiaries are in material compliance with all laws, regulations and orders relating to the employment of labor, including the National Labor Relations Act and the Fair Labor Standards Act, and all such other laws, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health other than as disclosed on Schedule 3.13.

                 Section 3.10.  Compliance with Law.  Except as set forth in
Schedule 3.10, to Seller's knowledge the operations of the DS Business have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over Seller and its assets, properties, subsidiaries and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, currency exchange, equal opportunity, export controls, government contracts, health, environmental protection, conservation, wetlands, architectural barriers to the handicapped, fire, zoning and building, occupation safety, pension, and securities matters, except to the extent that any violations thereof would not have a Material Adverse Effect. Except as set forth in Schedule 3.10, Seller has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any federal, provincial, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the DS Business, except for violations which individually or in the aggregate, would not have a Material Adverse Effect.

                 Section 3.11.  Sufficiency of and Title to the DS Assets.
Upon consummation of the transactions contemplated by this Agreement and Buyer obtaining all Required Consents, Seller will have assigned, transferred and conveyed to Buyer, directly or indirectly, all of the DS Assets, free and clear of all Liens (other than Permitted Exceptions). The DS Assets, together with the Intellectual Property Rights to be licensed to Buyer pursuant to Section 5.8(a) and the rights to be granted to Buyer pursuant to the Transitional Services Agreement and the Facilities Sharing Agreement, constitute, and on the Closing Date will constitute, all of the assets (other than Intellectual Property Rights owned by any third party) that are necessary to permit the operation of the DS Business in substantially the same manner as such operations have heretofore been conducted (assuming no change in the material circumstances external to

Seller relating to the DS Business), except for such unintentional omissions therefrom as may not reasonably be expected to have a Material Adverse Effect.

                 Section 3.12. DS Contracts and Government Bids. Except for any Government Contract or Government Bid containing classified information or requiring special security clearances for access, the list of DS Contracts and Government Bids in Schedule 3.12 includes each (i) active DS Contract, Government Bid, and bid primarily related to the DS Business that would be a Government Bid except that a nongovernmental entity is the ultimate customer (a "Bid") which has a stated value, including options, greater than $10,000,000, and where the DS Business is the seller, (ii) active DS Contract for which the most recent estimate at completion prior to the date of this Agreement indicates a loss greater than $1,000,000, and where the DS Business is the seller, (iii) active DS Contract which has a stated value greater than $500,000, and where the DS Business is the purchaser, (iv) material joint venture or teaming agreement which relates to the DS Business, (v) interdivisional work order or other similar arrangement in excess of $500,000 for work being or to be performed by the DS Business for other business units of Seller, or for the DS Business by other business units of Seller, (vi) material agreement by which Seller is the licensee or licensor of Intellectual Property Rights or other material patent cross-license, (vii) employment or consulting agreement having a remaining term of at least one year and providing annual payments in excess of $100,000 or aggregate payments in excess of $250,000, or (viii) other agreement (other than DS Leases and Government Contracts), entered into other than in the ordinary course of business, involving an estimated future payment or payments in excess of $100,000 per year. To Seller's knowledge, except as set forth on
Schedule 3.12, each of such agreements listed on Schedule 3.12 and each Classified Contract is a valid and binding obligation of Seller and is in full force and effect in all material respects; and there are no show-cause notices, stop work orders, cure notices, default terminations, written notices of default or similar notices or negative determinations of responsibility which have been issued against Seller with respect to such agreements and which are currently in effect which would have a Material Adverse Effect. With respect to all Government Contracts and Government Bids, including Classified Contracts, to Seller's knowledge, except as set forth on Schedule 3.12, there are no (i) civil fraud or criminal investigations by any government investigative agency, (ii) suspension or debarment proceedings (or equivalent proceedings) against Seller, (iii) requests by the government for a contract cost or price adjustment based on a claimed disallowance by the Defense Contract Audit Agency or claim of defective pricing in excess of $250,000, (iv) disputes between Seller and the government which have resulted in a government contracting officer's final decision where the amount in controversy exceeds or is expected to exceed $250,000, or (v) claims or equitable adjustments by Seller (other than on behalf of a subcontractor) against the government or any third party in excess of $250,000, or (vi) government investigations or audits relating to the recapture of or adjustment in the accumulated surplus under Seller's Pension Plans or the Canadian Retirement Plans. With respect to each and every Government Contract or Government Bid, including Classified Contracts, to Seller's knowledge, except as set forth on Schedule 3.12 and except for matters which would not individually or in the aggregate result in a Material Adverse Effect, (i) all cost or pricing data certified were, at the date certified, current, accurate and complete in accordance with the Truth in Negotiations Act, as amended, and the rules and regulations thereunder, (ii) Seller has complied in all material respects with all material terms and conditions of such Government Contract or Government Bid, including all clauses, provisions and requirements incorporated, expressly, by reference or by operation of law therein, (iii) Seller has complied in all material respects with all requirements of all applicable laws or agreements pertaining to such Government Contract or Government Bid, (iv) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were complete and correct in all material respects as of their effective date, and Seller has complied in all material respects with all such representations and certifications, (v) neither the U.S. Government nor any prime contractor, subcontractor or other person has notified Seller, either orally or in writing, that Seller has breached or violated any applicable law, certification, representation or requirement pertaining to such Government Contract or Government Bid, (vi) Seller's established or disclosed cost accounting practices are in compliance with all applicable law and regulations, and (vii) Seller maintains an accounting system and controls adequate for the proper administration of progress payments by the U.S. Government.

                 Section 3.13. Environmental Matters. (a) Except as set forth in Schedule 3.13 and except as would not, in the aggregate, have a Material Adverse Effect,

                 (i) Seller has not received any written notice within the past three years from a governmental authority that alleges that the DS Business is not in compliance with the Environmental Laws;

                (ii) there is no Environmental Claim with respect to the DS Business pending against Seller or, to Seller's knowledge, against any person or entity whose liability for any Environmental Claim Seller has expressly assumed; and

               (iii) to Seller's knowledge, Seller has not treated, stored or disposed of any Hazardous Waste (as such terms are defined in the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended (the "RCRA")) at any of the real properties owned or leased by the DS Business, except in compliance with the RCRA.

                 (b) "Environmental Claim" means any written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, or resulting from the presence, or release into the environment, of any hazardous substances.

                 (c) "Environmental Laws" means all applicable federal, state and local laws and regulations relating to pollution or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of hazardous substances, or otherwise relating to the use, treatment, storage, disposal, transport or handling of hazardous substances.

                 (d) For purposes of this Section 3.13 and Section 5.10, "hazardous substances" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601(14), but shall include petroleum products.

                 (e) Seller has provided Buyer with a copy of certain environmental assessment and environmental baseline reports for the manufacturing and engineering facilities of the DS Business, as listed in
Schedule 3.13, together with all applicable environmental permits and required annual governmental disclosures. These assessments and baselines are hereinafter referred to collectively as "Environmental Reports." To Seller's knowledge, the Environmental Reports are accurate, except for errors that would not reasonably be expected to have a Material Adverse Effect.

                 Section 3.14. Brokers, Finders, etc. Seller has not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee or commission from Buyer in connection with such transactions. Seller is solely responsible for any payment, fee or commission that may be due to Bear, Stearns & Co. Inc. and James D. Wolfensohn Incorporated in connection with the transactions contemplated hereby.

                 Section 3.15. Capitalization of the DS Subsidiaries. All of the outstanding shares of capital stock of each of the DS Subsidiaries have been duly authorized and validly issued and are held as set forth on Schedule 3.1(b). There are not as of the date hereof and there will not be at the Closing Date any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character (other than this Agreement) to which Seller or any of the DS Subsidiaries is a party, or by which any of them is bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of any of the DS Subsidiaries.

                 Section 3.16. No Implied Representation. NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE III OR ANY OTHER PROVISION OF THIS AGREEMENT, (a) BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES IS MAKING, WHETHER CONTAINED IN OR REFERRED TO IN THE EVALUATION MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO BUYER OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES (INCLUDING WITHOUT LIMITATION THE CONFIDENTIAL OFFERING MEMORANDUM RELATING TO THE DS BUSINESS (THE "CONFIDENTIAL OFFERING MEMORANDUM"), ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY SELLER IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PROPERTIES OR ASSETS OF THE DS BUSINESS CARRIED OUT BY SELLER, and (b) IT IS UNDERSTOOD THAT BUYER TAKES SUCH DS BUSINESS AND DS ASSETS AS IS AND WHERE IS WITH ALL FAULTS AND WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE DS LIABILITIES OR ANY ACTION. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS WAIVING ANY CLAIMS BUYER MAY HAVE FOR ACTUAL FRAUD.

         4.

                                   ARTICLE IV

                    Representations and Warranties of Buyer


                 Buyer hereby represents and warrants to Seller as follows:

                 Section 4.1. Organization; Authorization; etc. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has full corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer or any of its Affiliates are necessary therefor. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law).

                 Section 4.2. Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act and the Com-petition Act and the Anti-Assignment Laws and except for Investment Canada Approval, there is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement, except such the absence of which would not have a material adverse effect on the business, assets or financial condition of Buyer and its subsidiaries taken as a whole. Neither the execution nor delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement will (i) violate any provision of the charter or By-Laws or similar organizational instrument of Buyer or any of its Affiliates,
(ii) assuming compliance with the Anti-Assignment Laws, result in a default or breach (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which they or any of their properties or assets may be bound, or (iii) assuming receipt of Investment Canada Approval, compliance with the HSR Act, the Competition Act and the Anti-Assignment Laws, to Buyer's knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) such violations, defaults or breaches (or rights of termination, cancellation or acceleration) which, in the aggregate, would not have a material adverse effect on the business, assets or financial condition of Buyer and its subsidiaries taken as a whole.

                 Section 4.3.  Brokers, Finders, etc.  Buyer has not
employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee or commission from Seller in connection with such transactions.

                 Section 4.4. Financial Capability. Buyer will have available as of the Closing Date (either from its immediately available cash or from external financing sources, or a combination thereof) funds sufficient to pay the Closing Cash Consideration and consummate the transactions contemplated by this Agreement including, without limitation, the payment of the Adjusted Cash Consideration. On the Closing Date, after giving effect to the transactions contemplated by this Agreement and to all indebtedness being incurred on such date in connection therewith, Buyer will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

                 Section 4.5. Foreign Ownership; Procurement Integrity. Buyer is not under "foreign ownership, control or influence," as such term is defined in the U.S. Department of Defense Industrial Security Manual for Safeguarding Classified Information and in the Industrial Security Regulation.

                 Section 4.6.  Inspections; Limitation of Seller's

Warranties. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated certain documents and information in connection with the execution, delivery and performance of this Agreement. Buyer acknowledges that it is acquiring the DS Business without any representation or warranty, express or implied, by Seller or any of its Affiliates except as expressly set forth herein. In furtherance of the foregoing, and not in limitation thereof, Buyer acknowledges that, except as expressly set forth herein, no representation or warranty, express or implied, of Seller or any of its advisors, including, without limitation, Bear, Stearns & Co. Inc. and James D. Wolfensohn Incorporated, or any of their respective Affiliates or representatives, with respect to the DS Business (including, without limitation, the Evaluation Materials, the Confidential Offering Memorandum, any other information provided to Buyer pursuant to the Confidentiality Agreement and any financial projection or forecast delivered to Buyer with respect to the revenues or profitability which may arise from the DS Business either before or after the Closing Date) shall form the basis of any claim against Seller or any of its advisors, or any of their respective Affiliates or representatives, except as otherwise provided in Section 3.16. With respect to any financial projection or forecast delivered on behalf of Seller to Buyer, Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and forecasts and that it is familiar with such uncertainties.

          5.
                                   ARTICLE V

                         Covenants of Seller and Buyer


                 Section 5.1.  Investigation of Business; Access to

Properties and Records. (a) After the date hereof and prior to the Closing, Seller shall afford to Buyer and its authorized representatives reasonable access to all offices, plants and properties of the DS Business and to the DS Books and Records during normal business hours, in order that Buyer may have full opportunity to make such investigations as it desires of the affairs of the DS Business subject to compliance with applicable laws and regulations, and contractual obligations of Seller or any of its Affiliates, regarding classified information, security clearances, proprietary information of third parties, source selection information, and other procurement-sensitive information; provided, however, that such investigation shall be conducted in such a manner as to minimize interference with the operation of the DS Business or any other business of Seller or any of its Affiliates, it being understood and agreed that all requests for access to the DS Business and the DS Books and Records shall be made to such representatives of Seller as Seller shall designate in writing, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further understood and agreed that neither Buyer nor its representatives shall contact any of the employees, customers, suppliers, joint venture partners, team members or other associates or Affiliates of Seller, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of such representatives of Seller as Seller may designate in writing, which authorization shall not be unreasonably withheld. In addition, all notices and applications to, filings with, and other contacts with United States or any state, local or foreign governmental authorities relating to the transactions contemplated by this Agreement, except with respect to the Investment Canada Approval, shall be made by Buyer only after prior consultation with, and approval by, Seller, which approval shall not be unreasonably withheld.

                 If, as of the date hereof or at any time hereafter prior to the Closing Date, any officer of Buyer with analogous responsibility to those individuals listed on Schedule 12.10 becomes aware of or discovers any material breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would constitute such a breach, Buyer shall promptly so notify Seller; provided that failure to do so shall not constitute a defense to any claim by Buyer for indemnification hereunder.

                 (b) Any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement, which is hereby incorporated in this Agreement as though fully set forth herein and in accordance with such other terms and conditions as may otherwise be agreed by the parties; provided, that the provisions of this Section 5.1(b) (except as provided in Section 5.1(e)) shall expire following the Closing.

                 (c) Except as otherwise provided by law or regulation, Buyer agrees to (i) hold the DS Books and Records transferred to Buyer on the Closing Date and not to destroy or dispose of any thereof for a period of ten
(10) years from the Closing Date or such longer time as may be required by law, regulation or Government Contract, and thereafter, if it pro-poses to destroy or dispose of such DS Books and Records, to offer first in writing at least 60 days prior to such proposed destruction or disposition to surrender them to Seller and (ii) at any time and from time to time following the Closing Date to afford Seller, its accountants and counsel, during normal business hours, upon at least 48 hours' notice, full access to such DS Books and Records (including the right to copy such materials at Seller's expense) and to the DS Employees to the extent that such access may be requested (without unreasonably disrupting the personnel and operations of the DS Business) for any legitimate purpose at no cost to Seller (other than for reasonable out-of-pocket expenses including reasonable personnel costs for other than incidental cooperation); provided, however, that nothing herein shall limit any of Seller's rights of discovery.

                 (d) Seller agrees to make available on a reasonable basis to Buyer such books and records and access to personnel as Buyer may reasonably require in connection with support for open years for Seller's allocations of corporate allocations and interdivisional cost transfers, and to treat such books and records with respect to Buyer as Buyer is required to treat the DS Books and Records in accordance with Section 5.1(c).

                 (e) All information obtained by Buyer concerning the businesses of Seller other than the DS Business (the "Seller Proprietary Information") shall be used by Buyer solely as required to perform its obligations under this Agreement or the Transitional Services Agreement. Buyer shall not disclose, or permit the disclosure of, any of the Seller Proprietary Infor-mation to any person except those persons to whom such disclosure is necessary to permit Buyer's performance of such obligations. Buyer shall treat, and will cause its Affiliates and the directors, officers, employees, agents, representatives and advisors of Buyer or any of its Affiliates to treat, the Seller Proprietary Information as confidential, using the same degree of care as Buyer normally employs to safeguard its own highly confidential information from unauthorized use or disclosure. Notwithstanding the foregoing, the term Seller Proprietary Information shall not include information which: (i) at the time of disclosure to Buyer by or on behalf of Seller is already known to Buyer; (ii) is or becomes known or available to the public other than as a result of an unauthorized disclosure by Buyer or any of its Affiliates, or any of their respective directors, officers, employees, agents, representatives or advisors;
(iii) becomes known or available to Buyer without restrictions of confidentiality from a source other than Seller, provided that such source is not bound by an agreement prohibiting such disclosure to Buyer; (iv) is required to be disclosed by Buyer by law, regulation, court order or other legal process, provided that Buyer shall provide Seller with prompt notice of such requirement so that Seller may seek an appropriate protective order; or (v) is independently developed by Buyer and not derived from any of the Seller Proprietary Information.

                 Section 5.2. Reasonable Efforts; Obtaining Consents. Subject to the terms and conditions herein provided, Seller and Buyer agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing. Subject to Section 2.7, Seller shall use all reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, and (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation. Seller and Buyer shall use all reasonable efforts (i) to lift or rescind any injunction or restraining order or other order adversely affecting their respective ability to consummate the transactions contemplated hereby, (ii) to effect all necessary registrations and filings including, but not limited to, their respective filings under the HSR Act, the Competition Act and the Investment Canada Act and submissions of information requested by governmental authorities, and (iii) to fulfill all their respective conditions to this Agreement. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all of their respective reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

                 Section 5.3. Antitrust Compliance. (a) Seller and Buyer will promptly file or cause to be filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission pursuant to the HSR Act and with the Bureau of Competition Policy pursuant to the Competition Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement. Seller on the one hand and Buyer on the other hand shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice, the Bureau of Competition Policy or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated hereby. If either Seller or Buyer or any Affiliate of Seller or Buyer receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Buyer shall give status reports as reasonably requested by Seller with respect to any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated hereby. Seller shall keep any information so received confidential and shall share such information only with James Unruh, Harold Barron, Stefan Riesenfeld, and Al Zettlemoyer or their successors and outside counsel to Seller.

                 (b) Buyer shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Laws. If any suit is instituted challenging any of the transactions contemplated hereby as violative of any Antitrust Law, Buyer shall use its commercially reasonable efforts to take such action (including, without limitation, agreeing to hold separate or to divest any of the businesses, product lines or assets of Buyer or any of its Affiliates or of the DS Business) as may be required (i) by the applicable government or governmental or multinational authority (including, without limitation, the Antitrust Division of the United States Department of Justice, the Federal Trade Commission or the Bureau of Competition Policy) in order to resolve such objections as such government or authority may have to such transactions under such Antitrust Law, or (ii) by any domestic or foreign (including European Union) court or similar tribunal, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated hereby as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated hereby as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated hereby, but requiring that any of the businesses, product lines or assets of any of Buyer or its Affiliates or the DS Business be divested or held separate by Buyer, or that would otherwise limit Buyer's freedom of action with respect to, or its ability to retain, the DS Business or any portion thereof or any of Buyer's or its Affiliates' other assets or businesses, shall not be deemed a failure to satisfy the conditions specified in Section 8.2 or 8.3.

                 Section 5.4. Further Assurances; Novation; Contract Audits. Seller and Buyer agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary or desirable to carry out the purposes and intents of this Agreement including by Seller's delivering to Buyer to the extent practicable the items listed below:

                 (i) duly executed and acknowledged bargain and sale deeds without covenant against grantor's acts or limited warranty deeds (or local equivalent) in recordable form and an omnibus assignment, each reasonably acceptable to Buyer transferring to Buyer all of Seller's right, title and interest in and to the Owned Real Property, the improvements located thereon and rights related thereto;

                 (ii) duly executed and acknowledged transfer tax and other required tax forms reasonably required by Buyer to transfer to Buyer the Owned Real Property and the DS Leases, all in the form required by applicable law;

                 (iii) a Non-Foreign Affidavit duly executed and acknowledged stating that Seller is neither a "foreign person" within the meaning of
         Section 1445(f) of the Code nor a "foreign partner" within the meaning of Section 1446 of the Code in a form that is reasonably satisfactory to Buyer;

                 (iv)    duly executed 1099-S forms;

                 (v) duly executed and acknowledged title affidavits and/or certificates and satisfaction of other requirements as the Title Company shall reasonably deem necessary or desirable in form and substance satisfactory to the Title Company (in the exercise of its reasonable discretion) in connection with the issuance by the Title Company of title insurance policies in favor of Buyer on any of the Owned Real Property and DS Leases;

                          (vi) duly recorded UCC-3 or other appropriate termination statements evidencing the termination of all Liens on the DS Assets other than Permitted Exceptions;

                          (vii) duly executed elections or certificates in respect of the Excise Tax Act (Canada) or principal sales taxes in respect of any assets being transferred hereunder which are not owned by the Canadian Subsidiaries to ensure the minimization of taxes or fees payable hereunder; and

                          (viii) certificates under Section 116 of the Income Tax Act (Canada) whether in respect of the shares of Canadian Subsidiaries or other assets being transferred hereunder or otherwise with a certificate limit, in such case, equal to the purchase price paid or allocable to the relevant assets; and

                          (ix) certificates or other filings required by state environmental statutes and regulations governing transfers of real property.

                 Following the date hereof, the parties shall cooperate to preserve the Government Bids and facilitate the award of the DS Contracts pursuant thereto consistent with applicable laws and regulations. Following the Closing Date, (i) the parties shall use their reasonable efforts to obtain any necessary novation agreements of all Government Contracts and Government Bids requiring novation and (ii) the parties shall cooperate reasonably with each other in connection with any litigation brought by a third party, audit, inquiry, investigation or similar proceeding with respect to the DS Business. Upon a party's reasonable request, at such party's expense and subject to confidentiality agreements reasonably acceptable to the other party, the other party shall make available appropriate personnel and provide pertinent records to assist in any such litigation, audit, inquiry, investigation or proceeding.

                 Section 5.5. Conduct of Business. From the date hereof until the Closing, except as provided for in, or contemplated by, this Agreement, and, except as consented to or approved by Buyer, Seller covenants and agrees that:

                 (a) Seller will conduct, or cause to be conducted, the DS Business in the ordinary course in all material respects and will not
         (i) enter into any material transaction or acquire any assets, raw materials or properties except in the ordinary course of business,
         (ii) subject any of the DS Assets, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business or by operation of law which will not, individually or in the aggregate, have a Material Adverse Effect;

                 (b) Seller will not permit the DS Business, except in the ordinary course of business, to (i) create, incur or assume any long-term or short-term debt for borrowed money (including obligations in respect of capital leases), except intercompany or intracompany loans and advances between the DS Business and Seller, if, in any such case, such debt would constitute a DS Liability after the Closing Date; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, if such assumption, guarantee, endorsement or other liability is in each case material to the DS Business taken as a whole, provided that Seller and the DS Business may endorse negotiable instruments; or (iii) make any material loans, advances or capital contributions to or investments in, any person (other than customary loans or advances to employees), if such loan, advance, contribution or investment would constitute a DS Asset;

                 (c) except as required by law or contractual obligations existing on the date hereof, Seller will not permit the DS Business to
         (i) increase in any manner the base compensation (except in the ordinary course of business) of, or enter into any new bonus or incentive agreement or arrangement with, any of the DS Employees; (ii) enter into any new employment, severance, consulting, or other compensation agreement with any existing DS Employee; (iii) enter into any new (or amend any existing) pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof (other than as required by applicable law); or (iv) change the composition of employees whose duties relate principally to the DS Business by transferring employees to or from the DS Business or from or to the business of Seller which is not a part of the DS Business;

                          (d) except in the ordinary course of business or
                 pursuant to law or contractual obligations existing on the date hereof, Seller will not permit the DS Business to (i) sell, transfer or otherwise dispose of any of its material DS Assets,
                 (ii) other than Permitted Exceptions, create any Lien on any DS Assets, (iii) enter into any material joint venture or partnership for the conduct of DS Business, or (iv) purchase or otherwise acquire any material assets or securities of any person (including without limitation other divisions and subsidiaries of Seller) which would become DS Assets.

                          (e) Seller will not permit the DS Business to:

                                  (i)   make or commit to make any capital
                          expenditure in excess of Seller's approved capital expenditure budget for the DS Business for 1995 set forth on Schedule 5.5(e);

                                  (ii)  pay, loan or advance any amount to, or
                          sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates except in accordance with past practices;

                                  (iii) fail to keep in full force and effect
                          insurance comparable in amount and scope to coverage maintained in respect of the DS Business;

                                  (iv)  make any change in any method of
                          accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP;

                                  (v) settle, release or forgive any claim or litigation, on a basis less favorable to Seller than the target established by Seller for such matter as of the date hereof;

                                  (vi) except with respect to the acceptance of any bid outstanding on the date hereof, make, enter into, modify or amend in any material respect or terminate any contract or bid which would require the approval of the Executive Vice President of Seller with responsibility for the DS Business under the Approval Matrix; and

                                  (vii) commit to do any of the foregoing.

                 (f) From and after the date hereof and until the Closing Date, Seller will:

                                  (i)   use all reasonable efforts to continue
                          to maintain in all material respects the DS Assets in accordance with present practices in a condition suitable for their current use;

                                  (ii)  with respect to the DS Business, keep
                          its books of account, records and files in the ordinary course and in accordance with existing practices; and

                                  (iii) use all reasonable efforts to continue
                          to maintain existing business relationships with suppliers and customers of the DS Business other than relationships that Seller reasonably determines are not economically beneficial to the DS Business.

Notwithstanding the provisions of this Section 5.5, nothing in this Agreement shall be construed or interpreted to prevent the DS Business from, incident to the normal cash management procedures of Seller, (i) making, accepting or settling intercompany or intracompany advances, transfers or loans to, from or with one another or with Seller or any Affiliate; (ii) selling accounts receivable; or (iii) engaging in any other transaction including, without limitation, short-term investments in bank deposits, money market instruments, time deposits, certificates of deposit and bankers' acceptances and borrowings for working capital purposes.

                 Section 5.6. Public Announcements. From the date hereof until the Closing Date, except as required by law or the rules of any national securities exchange, Seller and Buyer will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby.

                 Section 5.7. Guaranties. (a) Buyer shall offer itself or one or more of its Affiliates to be substituted in all respects for Seller or any of its Affiliates, effective as of the Closing, in respect of the following obligations of Seller and any such Affiliate (collectively, the "Guaranties"):
(i) all obligations under each of the guaranties, letters of credit, letters of comfort, bid bonds and performance bonds obtained by Seller or any of such Affiliates solely for the benefit of the DS Business, which guaranties, letters of credit, letters of comfort, bid bonds and performance bonds are set forth in
Schedule 5.7 and (ii) the portion that is solely for the benefit of the DS Business of each of the obligations of Seller and any such Affiliate under each of the guaranties, letters of credit, letters of comfort, bid bonds and performance bonds obtained by Seller or any of such Affiliates for the joint benefit of the DS Business and any other business units of Seller, provided that Seller will duly and punctually perform the portion of such obligations which are solely for the benefit of Seller's divisions other than the DS Business. If Buyer is unable to effect such a substitution with respect to any of the Guaranties after using its best efforts to do so, Buyer shall obtain letters of credit, of a form and from financial institutions satisfactory to Seller, with respect to the obligations covered by each of the Guaranties for which Buyer does not effect such substitution. As a result of the substitution contemplated by the first sentence of this Section 5.7 and/or the letter or letters of credit contemplated by the second sentence hereof, Seller and its Affiliates shall, from and after the Closing, cease to have any obligation whatsoever arising from or in connection with the Guaranties except for obligations, if any, for which Seller or the appropriate Affiliate will be fully indemnified pursuant to a letter of credit obtained by Buyer.

                 (b) On and after the Closing Date, Buyer will obtain the release of and return to Seller as soon as practicable any and all collateral (other than collateral included in the DS Assets) pledged pursuant to any Guaranties. Any amounts refunded under any Guaranties relating to periods prior to the Closing Date and any cash collateral deposited prior to the Closing Date that is released shall be refunded to Seller, except to the extent such amounts are reflected as assets on the Closing Statement of Adjusted Net Assets.

                 Section 5.8. Intellectual Property. (a) Except with respect to the Assigned Patents, Assigned Programs and Assigned Trademarks, Seller hereby grants to Buyer, effective as of the Closing Date, a perpetual, fully paid-up, worldwide license under the Intellectual Property Rights to use and make or have made products and services, and to sell such products and services solely to customers in the Defined Industrial Fields (as defined below) and, with respect to the Spread Spectrum Technology only, in the Satellite Field, subject to Buyer and Seller having entered into a mutually satisfactory confidentiality agreement on commercially reasonable terms; provided, however, that commercial-off-the-shelf ("COTS") products shall be excluded from such license grant. The licenses granted pursuant to this Section 5.8(a) shall be exclusive, subject to the rights of Seller and the rights of the U.S. Government and other third parties that have been licensed by Seller prior to the Closing Date, for a period of three years after the Closing Date, and shall thereafter be non-exclusive, provided that with respect to Intellectual Property Rights not primarily developed by the DS Business such licenses shall always be non-exclusive and provided further, that with respect to the Spread Spectrum Technology in the Satellite Field, such licenses shall be without any right to grant sublicenses and shall be exclusive for a period of three (3) years, subject to a reservation in Seller, its Affiliates, or any joint venture, partnership or similar arrangement operating in the Satellite Field in which Seller or any of its Affiliates has a significant equity or equity-like interest, of unlimited rights to use the Spread Spectrum Technology. Such licenses to Buyer with respect to the Spread Spectrum Technology shall be perpetual and nonexclusive after said three (3) year period. The licenses granted pursuant to this Section 5.8(a) shall be nontransferable, and Buyer shall not be entitled to assign or sublicense any of its rights thereunder, except that (i) such licenses also include the right to grant sublicenses to Buyer's Affiliates and permit sublicensed Affiliates to license their Affiliates, (ii) Buyer shall be entitled to assign all of its rights and obligations thereunder, together with all of its obligations under the confidentiality agreement referred to above, to any successor entity that acquires the business or product line to which the applicable licensed Intellectual Property Rights relate, (iii) Buyer shall be entitled to sublicense any of its rights thereunder with the written consent of Seller, which shall not be unreasonably withheld and (iv) Buyer shall be entitled to sublicense or assign limited rights thereto as customarily required by the U.S. Government and other governmental customers, in connection with any bona fide sale of products or services. The Defined Industrial Fields shall mean the following industrial fields: (i) United States and foreign government defense and intelligence activities, (ii) United States and foreign air traffic control, (iii) the United States Postal Service and other domestic or foreign physical mail and package delivery services (such as Federal Express), (iv) weather, environmental and agricultural measurement devices, (v) radar systems, (vi) high-end physical security of the type currently engaged in by the DS Business, and (vii) DOD transportation command and control business.

                 (b) In addition to the license granted in Section 5.8(a) above, with respect to the Intellectual Property Rights developed primarily by the DS Business and used by Seller (other than in the DS Business), Seller will grant to Buyer, at Buyer's request, a perpetual, worldwide, royalty-bearing license, on commercially reasonable terms, to use and make or have made products and services, and to sell such products and services to customers outside of the Defined Industrial Fields subject to Buyer and Seller having executed a mutually satisfactory confidentiality agreement; provided that such license shall be granted on a royalty-free basis for the application of products and services sold in the Defined Industrial Field for use by a governmental authority or any entity providing a privatized governmental function for the purpose of such privatized governmental function. This license shall be non-exclusive, except that notwithstanding anything to the contrary in Section 5.8(a), subject to the rights of the U.S. Government and other third parties that have been licensed by Seller prior to the grant of any license to Buyer under this Section 5.8(b), Seller shall not license any Intellectual Property Rights that may be subject to the license under this Section 5.8(b) to any third party other than an Affiliate of Seller to sell products and services to customers in the Defined Industrial Fields. The royalties payable pursuant to the license granted pursuant to this Section 5.8(b) shall be on commercially reasonable terms and conditions consistent with that which is customarily charged for such a license in the applicable field of use. The license granted pursuant to this Section 5.8(b) shall be nontransferable, and Buyer shall not be entitled to assign or sublicense any of its rights thereunder, except that (i) such licenses also include the right to grant sublicenses of the same to Buyer's Affiliates and to permit sublicensed Affiliates to license their Affiliates, (ii) Buyer shall be entitled to assign all of its rights and obligations thereunder, together with all of its obligations under the confidentiality provisions referred to above, to any successor entity that acquires the business or product line to which the applicable licensed Intellectual Property Rights relate, (iii) Buyer shall be entitled to sublicense any of its rights thereunder with the written consent of Seller and (iv) Buyer shall be entitled to sublicense or assign limited rights thereto as customarily required by the U.S. Government and other governmental customers, in connection with any bona fide sale of products or services.

                 (c) The licenses of Intellectual Property Rights granted herein shall not (except as provided in the second sentences of Sections 5.8(a) and (b)) affect Seller's right to use, disclose or otherwise freely deal with any Intellectual Property Rights licensed hereunder.

                 (d)  Seller shall assign, effective as of the Closing
Date, to Buyer all of its rights in the trademarks, trade names, and service marks listed in Schedule 5.8(d) and all associated goodwill (the "Assigned Trademarks"). No license shall be granted with respect to any other trademarks, trade names or service marks owned by or licensable by Seller or any of its Affiliates (including, without limitation, the trademark "Unisys").

                 (e) Seller covenants that for a period of two years from the Closing Date it shall reasonably assist Buyer in obtaining licenses in respect of patents and copyrights owned by third parties used in the DS Business as of the Closing Date; provided, however, that in no event will this
Section 5.8(e) require Seller to make any payment to any such third party, to offer or grant to any third party financial or other accommodations or to provide any rights under its intellectual properties to any third party in connection therewith.

                 (f) For a period of two years after the Closing, in the event Buyer brings to the attention of Seller in writing any patents or patent applications, exclusive of those listed in Schedule 5.8(f), which claim or describe inventions developed primarily by the DS Business and not used by Seller (other than in the DS Business) and/or any copyrighted materials, or any programming code and related materials (whether copyrighted or not) developed primarily by the DS Business and not used by Seller (other than in the DS Business), Seller and Buyer agree to treat any such patents or patent applications as Assigned Patents and any such copyrighted or programming materials as Assigned Programs, in accordance with this Agreement, subject to the rights held by the U.S. Government and other third parties that have been licensed by Buyer prior to the date of the assignment to Seller of any such Assigned Patents or Assigned Programs, and Seller shall have rights thereunder pursuant to Section 5.8(k).

                 (g) For a period of two years after the Closing, in the event Seller brings to the attention of Buyer in writing any patents or patent applications which claim or describe inventions not developed primarily by the DS Business and not used by Seller (other than in the DS Business) or any copyrighted materials not developed solely by employees of the DS Business, Seller and Buyer agree not to treat any such patents or patent applications as Assigned Patents and not to treat any such copyrighted materials as Assigned Programs, and to the extent that any such patents, patent applications or copyrighted materials constitute Intellectual Property Rights, subject to the rights held by the U.S. Government and other third parties that have been licensed by Buyer prior to the date of the assignment to Seller of any such Intellectual Property Rights and Buyer shall have rights thereunder pursuant to
Section 5.8(a) and Section 5.8(b).

                 (h) Seller agrees to grant and hereby grants to Buyer a license under each Seller Improvement Patent, of the same scope as the license granted under Section 5.8(a).

                 (i) Buyer agrees to grant and hereby grants to Seller a perpetual, fully paid-up worldwide, nonexclusive and unrestricted license under each Buyer Improvement Patent, to use, make or have made, and sell Seller's products and services outside the Defined Industrial Fields. Each such license also includes the right to grant sublicenses of the same extent to Seller's Affiliates and permit sublicensed Affiliates to license their Affiliates.

                 (j) Seller covenants and agrees that, upon the request of Buyer, Seller will execute and deliver any and all papers, execute all documents and instruments and do all lawful acts as may be necessary to perfect Buyer's right and title in and to the Assigned Patents, Assigned Programs and Assigned Trademarks. The parties will bear their own costs with respect to the preparation of all papers, documents and instruments and all costs associated with the assignment to Buyer of the Assigned Patents, Assigned Programs and Assigned Trademarks.

                 (k) Seller hereby reserves for itself a perpetual, fully paid-up, worldwide, nonexclusive and unrestricted license under (A) the Assigned Patents to enable Seller to use, make or have made, and sell its products and services solely for uses outside the Defined Industrial Fields subject to Buyer and Seller having entered into a mutually satisfactory confidentiality agreement on commercially reasonable terms and (B) the Assigned Programs to copy, modify, perform and prepare and sublicense derivative works based upon such Assigned Programs solely for applications outside the Defined Industrial Fields. The license reserved pursuant to this Section 5.8(k) shall be subject to Section
5.13 and shall be nontransferable, and Seller shall not be entitled to assign or sublicense any of its rights hereunder, except that (i) such license also includes the right to grant sublicenses to Seller's Affiliates and permit sublicensed Affiliates to license their Affiliates, (ii) Seller shall be entitled to assign all of its rights and obligations thereunder together with its obligations under the confidentiality agreement referred to in the next preceding sentence to any successor entity that acquires the business or product line to which the applicable licensed Intellectual Property Rights relate, (iii) Seller shall be entitled to sublicense any of its rights thereunder with the written consent of Buyer, which shall not be unreasonably withheld and (iv) Seller shall be entitled to sublicense or assign limited rights thereto as customarily required by the U.S. Government and other customers, in connection with any bona fide sale of products or services.

                 Section 5.9.  Excluded Liabilities; DS Liabilities.
(a) Seller agrees that it shall continue to bear the expense of, and responsibility for, the Excluded Liabilities.

                 (b) Buyer agrees, effective at the Closing, to assume the expense of, and responsibility for, the DS Liabilities.

                 Section 5.10. Environmental Matters. (a) From and after the Closing Date, Buyer agrees that it shall bear the expense of, and responsibility for, and shall indemnify Seller against the consequences of, any monitoring, investigation, remedial design or remediation relating to the sites operated by the DS Business as of the Closing Date required by a governmental authority to comply with any Environmental Law, except for any demand for reimbursement of costs (including, without limitation, oversight costs) incurred prior to the Closing Date, or any claims of non-governmental third parties, and claims of drinking water supply utilities or authorities or like entities, in each case relating to matters arising prior to the Closing Date, whether or not such monitoring, investigation, remedial design or remediation activities are already under way or may be required by a governmental authority in the future and whether or not such expenses or liabilities were included in the DS December 1994 Statement.

                 (b) From and after the Closing Date, Buyer agrees that it shall bear the expense of, and responsibility for, and shall indemnify Seller against the consequences of, any and all environmental costs relating to sites operated by the DS Business as of the Closing Date arising from environmental compliance matters relating to facts disclosed by Seller, whether such matters arise prior to or after the Closing, but not including claims of non-governmental third parties and drinking water supply utilities or authorities or like entities third party claims.

                 (c) Buyer hereby acknowledges that Seller may have rights to cost recovery, indemnification or contribution (a "Cost Recovery") arising from Seller's environmental costs at the DS Business prior to the Closing Date, and Seller acknowledges that Buyer may have rights to Cost Recovery arising from Buyer's environmental costs at the DS Business after the Closing Date. If Seller shall litigate to final judgment a claim arising from Seller's environmental costs at the DS Business which judgment provides for compensation for post-Closing remediation, Seller shall provide to Buyer the benefit of such judgment to the extent that it relates to any period after the Closing. Seller will indemnify and hold harmless Buyer and its Affiliates from and against any Covered Liabilities Buyer and its Affiliates may incur arising from or related to a claim by the U.S. Government against Buyer for a credit, refund, or other adjustment to environmental costs allowed to the DS Business prior to the Closing Date. If the U.S. Government should withhold from Buyer or its Affiliates any amount arising from environmental costs allocated to the DS Business prior to the Closing Date by means of contract offset or otherwise, Seller shall promptly reimburse Buyer for any such withholding. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby acknowledges that Seller retains the sole and exclusive right in perpetuity for proceeding with any claim, litigation, cost recovery, or action for contribution against third parties for environmental costs or environmental damages incurred by Seller with regard to the DS Business regardless of whether such costs are incurred prior to or after the Closing Date. Buyer shall cooperate with Seller to provide Seller with any data, documentation records, witnesses or other relevant information in Buyer's possession after the Closing Date as may be reasonably requested by Seller in Seller's pursuit or defense of any such environmental claim, litigation, cost recovery or action for contribution.

                 (d) Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing Date, Seller agrees that it shall bear the expense of, and responsibility for and shall indemnify Buyer against the consequences of, any and all environmental costs relating in any way to:

                     (i) Sites formerly operated by the DS Business or by any of Seller's non-DS businesses, but which are not operated by the DS Business as of the Closing Date;

                     (ii) Sites, other than sites operated by the DS Business as of the Closing Date, at which, prior to the Closing Date, the DS Business has disposed, or arranged for the disposal of, hazardous substances;

                                  (iii)  Claims of third parties (other than
                 claims described in Sections 5.10(a) and 5.10(b) of this Agreement) for environmental matters relating to conditions existing or events arising on or prior to the Closing Date.

                 (e) As close to the Closing Date as practicable but in any event prior thereto, Seller shall arrange for the off-site disposal of any Hazardous Waste then stored at any DS facility.

                 (f) The term "site" as used in this Section 5.10 with respect to any real property or facilities shared by the DS Business and any of Seller's non-DS businesses, shall mean the portion of such real property or facility used by the DS Business or such non-DS businesses, as the case may be.

                 Section 5.11. Privilege and Litigation Matters. (a)
Buyer and Seller each acknowledge that: (i) Seller (including its Affiliates) has or may obtain information (whether in documents or stored in any other form or known to employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges that Buyer may come into possession of or obtain access to in anticipation of or as a result of the transfer of the DS Business pursuant to this Agreement ("Privileged Information"); (ii) there are a number of actual, threatened or future litigations, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Seller and/or Buyer ("Litigation

Matters") including matters that may be asserted against Seller arising out of its ownership of the DS Business prior to Closing and against Buyer arising out of its acquisition of the DS Business pursuant to this Agreement; (iii) both Buyer and Seller have a common legal interest in Litigation Matters relating to the DS Business, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information; and (iv) both Buyer and Seller intend that the Closing pursuant to this Agreement and any transfer of Privileged Information in anticipation of or as a result of transfer of the DS Business shall not operate as a waiver of any potentially applicable privilege.

                 (b) Buyer and Seller (and their Affiliates) agree not to disclose any Privileged Information, and otherwise not to waive any privilege that may cause disclosure of Privileged Information, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and will not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment. In the event of a disagreement between Buyer and Seller concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by arbitration (to which the parties hereby consent) pursuant to the rules of the American Arbitration Association by a three-person panel with respect to which the Buyer and Seller shall each appoint one arbitrator and the third arbitrator, unless mutually agreed upon, shall be appointed by the American Arbitration Association (the panel shall have no authority to make any monetary award in favor of or against any party).

                 (c) Upon Buyer or Seller (or their Affiliates) receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, the recipient of the notice shall promptly provide to the other a copy of such notice, the intended response, and all materials or information that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved pursuant to arbitration as provided in subparagraph (b), Buyer and Seller shall cooperate to assert all defenses to disclosure claimed by either party, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

                 (d) With respect to Litigation Matters in which Seller is or may be named as a defendant or is otherwise interested, Buyer (and its Affiliates) agrees to provide Seller access to all documents and witnesses that are transferred to its possession, custody or control pursuant to this Agreement, to respond to Seller's requests for information to the same extent as if Seller continued to own the DS Business, and otherwise to cooperate fully with Seller.

                 Section 5.12. Continuing Purchase Rights. Buyer and
Seller acknowledge and agree that, from and after the Closing, Buyer and Seller shall use their best efforts to permit Seller to purchase from VLSI Technology, Inc. ("VLSI") or successor vendors, either directly or through the DS Business, the same Digitac-related circuits and parts and improvements thereto that VLSI or any such successor vendor makes available from time to time to the DS Business, at unit prices that are no less favorable than the incremental unit prices, plus applicable general and administrative expense, if required by established government cost accounting practices then applicable to the DS Business.

                 Section 5.13. Noncompetition. (a) (i) Seller agrees that, for a period of three years after the Closing Date, neither Seller nor any of its subsidiaries (or any other company controlled by Seller) will compete against Buyer or any of its subsidiaries or any other company controlled by Buyer by manufacturing or selling or engaging in systems integration of products identical or substantially similar to the following products of the DS Business as of the Closing Date in the areas of (A) custom defense products for application to the United States Department of Defense, intelligence agencies or to any equivalent foreign agencies:

                 (i)      MIL-SPEC and ruggedized equipment;

                 (ii) combat ship and/or submarine command, control and navigation systems;

                 (iii)    sonar systems;

                 (iv) tactical and strategic broad-band communications systems;

                 (v)      tactical training systems;

                 (vi) all U.S. Navy and foreign navy computer products other than COTS;

                 (vii)    airborne mission avionics systems;

                          (viii)  ship fire control systems;

                          (ix) Global Transportation Network Program and successor programs; and

                          (x) landing craft air-cushioned vehicles; or (B) custom electronics:

                          (i)     U.S. Postal Service material handling systems;

                          (ii)    environmental sensors;

                          (iii)   physical security systems;

                          (iv)    radar systems;

                          (v) weather radar systems, wind profilers, NEXRAD-related weather services;

                          (vi)    vessel traffic control systems;

                          (vii)   gyroscopes and magnetic compasses;

                          (viii)  standard electronic module (SEM) manufacture;

                          (ix)    aquatic minehunting systems; and

                          (x)     air traffic control equipment and systems.

                          (ii) Notwithstanding the foregoing, in no event will this or any other provision of this Agreement (or any agreement entered into pursuant to this Agreement) prevent Seller or any of its Affiliates from engaging in:

            (1)  the manufacturing, marketing, sale,
         installation, systems integration, maintenance or support of any COTS or commercial item of computers, software, firmware, middleware, automatic data processing equipment, information processing resources, microelectronics equipment, communications, networking, or semiconductor equipment, or components and related supplies thereof. Commercial items shall include: (A) any item that has been sold, leased or licensed to the general public in substantial quantities, or has been or will be offered for sale, lease or license to the general public, or is of a type customarily used by the general public; (B) any item that has evolved from an item described in clause (A) through advances in technology or performance and that is not yet available in the commercial marketplace; (C) any item that, but for modifications of a type customarily available in the commercial marketplace or minor modifications made to meet specific commercial or government customer requirements, would satisfy the criteria set forth in clauses (A) or
         (B); or (D) any combination of items meeting the requirements of clauses (A), (B), or (C);

                          (2) providing generally available commercial services to any customer (including, but not limited to, installation, maintenance, repair, training, programming, and any other services in support of any commercial item, but not for any item that Seller is foreclosed from producing pursuant to Section 5.13(a)(i) whether manufactured, marketed or sold by Seller or any of its Affiliates);

                          (3)  providing timesharing, outsourcing or
         facilities management for any customer; or

                          (4) engaging in any activity, other than those prohibited by Section 5.13(a)(i), including, but not limited to, providing program management, systems integration, consultative or professional services for any commercial, governmental, civilian, military or other customer, in support of any product, system, mission or function.

                          The restrictions of Section 5.13(a)(i) shall not prohibit Seller or any of its Affiliates from being a supplier, vendor, distributor, subcontractor, or teaming partner of, or joint venture partner with, any person who may be a competitor of Buyer or any of its Affiliates, if the products or services to be provided or performed by Seller or any of its Affiliates would be otherwise acceptable under this Section 5.13(a)(ii) provided that no violation of any exclusive license or assignment granted or made pursuant to Section 5.8 or of any Intellectual Property Rights conveyed pursuant to this Agreement is entailed.

                          (b) Notwithstanding the foregoing, Seller or any of its Affiliates may acquire (and thereafter own) a company or business that engages in activities that would otherwise be prohibited by
         Section 5.13(a) if (i) at the time of such acquisition the aggregate sales attributable to such activities as reflected in the most recently completed fiscal year of the business to be acquired for which financial statements are then available are less than the greater of $50,000,000 or 15% of the total sales of such company or business for such fiscal year, or (ii) if such sales were in excess of both of such thresholds, Seller shall dispose of some or all of the portion of such acquired business that engages in such prohibited activities, thereby causing the sales of the acquired business attributable to such activities, on an annualized basis, to fall below the larger of such thresholds within one year after the date of such acquisition.

                          (c) For a period of two years after the Closing Date, without the express written consent of Buyer, Seller shall not solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the DS Business), the employment of or employ any DS Employee; provided, however, that such restrictions shall not apply with respect to any DS Employee who retires or otherwise loses his status as a DS Employee. In addition, for a period of two years after the Closing Date, Seller shall not hire, directly or indirectly, division managers of Buyer or persons who report directly to such division managers, or such persons' direct reports; provided, however , that Seller may hire such persons (i) in the case of involuntary termination by Buyer without cause, (ii) six months after voluntary termination of employment by such persons and
         (iii) upon retirement of such persons.

                          (d) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

                          Section 5.14. Certain Contracts and Bids. Seller and Buyer agree that, in connection with the DS Contracts, Government Bids and Bids in which the DS Business acts as a supplier to, or purchaser from, other business units of Seller, Seller and Buyer at the Closing will enter into contractual arrangements substantially similar in price, terms and conditions to the corresponding intracompany arrangements of Seller existing on the date hereof, which intracompany arrangements are economically equivalent to and consistent with allocations reflected in the DS Financial Statements. Between the date hereof and the Closing Date, Seller shall consult with Buyer before the DS Business enters into any new interdivisional work orders or similar arrangements with other business units of

         Seller.

                          Section 5.15. DS Lease "Put" Obligations and Shared Facilities. In the case of any DS Lease which contains an obligation on the part of the tenant to purchase the Leased Real Property, such obligation shall be retained by Seller and shall not be assumed by Buyer pursuant to any assignment or sublease of such DS Lease provided that Buyer performs in full all of the obligations of the tenant under such DS Lease. In the case of all Leased Real Property or Owned Real Property, the occupancy of which is presently shared by both the DS Business and other business of Seller, such shared use shall be continued under a Facilities Sharing Agreement between Buyer and Seller.

                          Section 5.16. Title and Survey Matters. (a) Promptly after the date of this Agreement, Buyer intends to obtain (at Buyer's cost) a title commitment (each a "Title Commitment" and collectively, the "Title Commitments") issued by a title company satisfactory to Buyer (the "Title Company") for each of the Owned Real Properties and the Leased Real Properties as Buyer shall deem necessary or desirable and shall furnish a copy of same to Seller.

                          (b) Promptly after the date of this Agreement, Buyer intends to obtain (at Buyer's cost) a current survey (each, a "Survey" and collectively, the "Surveys") of each of the Owned Real Properties and the Leased Real Properties as Buyer shall deem necessary or desirable and shall furnish a copy of same to Seller.

                          Section 5.17. Other Covenants. (a) At or prior to the Closing, Buyer and Seller shall enter into the Facilities Sharing Agreement and the Transitional Services Agreement.

                          (b) Seller shall deliver to Buyer, at or prior to Closing, a list of each DS Employee as of the date hereof broken down as (i) active, (ii) inactive on leave of absence with reemployment rights and (iii) DS Employees who are not on the division payroll.

                          (c) Seller will obtain, at or prior to the Closing Date, a cancellation, effective as of the Closing Date, of the assignment of the receivables of the DS Business under the Morgan Agreement.

                          (d) Notwithstanding that the Remaining Canadian Termination Claims are Excluded Liabilities, Buyer hereby assumes them as if they were DS Liabilities.

                          (e) Buyer and Seller agree to enter into a joint defense agreement (the "Joint Defense Agreement") pursuant to which Seller will defend all of the cases arising out of the DS Business relating to postal equipment repetitive stress injury (the "Postal RSI Cases") on behalf of itself and Buyer. Buyer agrees to cooperate in defending such cases, including, without limitation, making Transferred DS Employees available for discovery and trial and providing access to and/or copies of transferred files and records, including, without limitation, DS Books and Records. Buyer agrees to bear all of its own direct and indirect costs associated with the aforementioned cooperation. With respect to the Postal RSI Cases that were pending against

         Seller as of March 20, 1995, to the extent Seller is not reimbursed therefor by insurance in respect of such costs, Seller agrees to bear 75% of the costs of any settlement or judgment and Buyer agrees to bear 25% of the costs of any settlement or judgment and 100% of the defense costs. Defense costs attributable to individual cases will be recorded directly to such cases and other defense costs shall be allocated to the cases on a pro rata basis. With respect to Postal RSI Cases that are brought after March 20, 1995, Buyer agrees to bear 100% of defense costs and the costs of any settlement or judgment. Buyer and Seller agree that if the number of cases relating to repetitive stress injury but not to postal equipment sold by the DS Business (the "Non-Postal RSI Cases") that Seller is defending becomes fewer than the number of Postal RSI Cases, Seller shall have the option to terminate the Joint Defense Agreement, following which Buyer will be directly responsible for the defense of those Postal RSI Cases, provided that Seller shall cooperate to afford Buyer the benefit of its network of outside counsel and experts. Buyer and Seller further agree that the costs of settlement, judgment, or defense of Postal RSI Cases shall not be considered Damages to which Section 11.2 applies and shall not be counted toward the $10 million threshold referred to in Section 11.5.

                          (f) Buyer and Seller agree that with respect to discrimination or wrongful termination claims by employees other than Transferred DS Employees (the "Terminated Employee Cases"), Seller will continue to direct the defense and settlement of the Terminated Employee Cases in its sole discretion and bear all fees and other costs of such defense; provided, however that if Buyer fails to cooperate as set forth in the following sentence then Buyer shall reimburse Seller for any fees and other costs resulting from such failure to cooperate. Buyer and Seller agree that
         (i) Buyer will cooperate in defending such Terminated Employee Cases, including, without limitation, making Transferred DS Employees available for discovery and trial and providing access, records and personnel files, and (ii) Buyer will bear all of its own expenses incurred in such cooperation. Buyer shall reimburse Seller for 25% of the amount of any settlement or judgment with respect to any single Terminated Employee Case in excess of $50,000; provided, however, that Buyer's reimbursement obligation shall not exceed $87,500 for any single Terminated Employee Case.

                          (g) Buyer and Seller agree that, with respect to bargaining unit grievances and arbitration cases arising out of or relating to the DS Business ("Union Cases"): (i) the provisions of paragraph (f) above shall apply to Union Cases involving an employee of the DS Business who was terminated prior to the Closing Date and (ii) Buyer will assume the defense of and pay all costs, fees, judgments and settlements associated with all other Union Cases.

                          (h) The parties' respective obligations under this Agreement to make payments to one another following the Closing are separate and independent obligations, not subject to any right of set off, which is hereby expressly waived.

6.

                                   ARTICLE VI

                                  DS Employees

                 Section 6.1. U.S. Employee Benefit Plans. (a) Schedule
6.1(a) lists all "employee benefit plans" within the meaning of Section 3(3) of ERISA, all formal written plans and all other material compensation and benefit plans, contracts, policies, programs and arrangements of Seller or any of its subsidiaries (other than routine administrative procedures) maintained in the United States in effect as of the date hereof including, without limitation, all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans in which any of the DS Employees, terminated vested employees of the DS Business or retired employees of the DS Business or their respective dependents (collectively, "DS Plan Participants") participate (collectively, "DS Employee Benefit Plans"). True, correct and complete copies of the following documents with respect to each of the DS Employee Benefit Plans, to the extent applicable, have been delivered or made available to Buyer by Seller: (i) the plan and its related trust document, including all amendments thereto, (ii) the most recent IRS Forms 5500 filed with the IRS, including all schedules and actuarial reports, (iii) summary plan descriptions provided to participants in the plans, (iv) material written communications to employees relating to the plans, (v) copies of all material correspondence relating to audits or investigations initiated by any governmental authority (other than with respect to audits or investigations that have been concluded) and (vi) copies of all prohibited transaction exemption requests to the Department of Labor and of exemptions granted and opinions of counsel relating to exempt prohibited transactions under Section 408 of ERISA.

                 (b) All DS Employee Benefit Plans in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including but not limited to the Code and ERISA, and all contributions required to be made to each such plan under the terms of such plan, any contract, any collective bargaining agreement, ERISA or the Code for all periods of time prior to the date hereof and the Closing Date have been or will be, as the case may be, made or accrued.

                 (c) Neither Seller nor any of its Affiliates is required to contribute to, or during the five-year period ending on the Closing Date will have been required to contribute to, any "multiemployer plan," as such term is defined in Section 4001(a)(3) of ERISA, with respect to the DS Plan Participants and neither Seller nor any of its Affiliates is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA and will not become subject thereto as a result of the transactions contemplated by this Agreement.

                 (d) Except for premiums paid to the PBGC, no employee benefit plan maintained by Seller or its Affiliates, or to which Seller or its Affiliates has or has had an obligation to contribute, and which is subject to Title IV of ERISA has or reasonably expects to incur any material liability prior to the

Closing Date under Section 4062 or 4063 of ERISA to the PBGC, or any trustee appointed under Section 4042 of ERISA. Neither the Seller nor any Affiliate has been involved in any transaction that could reasonably result in Seller or any of its Affiliates being subject to any material liability under Section 4069 of ERISA with respect to any employee benefit plan to which Seller or any of its Affiliates contributed or has or has had an obligation to make contributions during the five-year period ending on the Closing Date.

                 (e) Except as otherwise set forth in Schedule 3.12 hereto and subject to Buyer's fulfillment of its obligations under Section 6.2, 6.4 and 6.5 neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due under any DS Employee Benefit Plan, (ii) materially increase any benefits otherwise payable under any DS Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent, or (iv) result in a "prohibited transaction", as defined in Section 4975 of the Code or Section 406 of ERISA, involving any DS Employee Benefit Plan.

                 Section 6.2. Buyer's Obligations. Effective as of the
Closing Date, Buyer shall offer employment to all DS Employees in the same geographic location at at least 85% of their base rate of pay (as defined in the Unisys Income Assistance Plan) in effect immediately prior to the Closing Date. Con-sistent with the terms of Seller's short-term disability program, Buyer shall also offer employment upon similar terms to DS Employees on short-term disability as of the Closing Date when they are able to return to active employment. DS Employees who accept such offers of employment from Buyer including individuals who commence active employment within the period of time during which their reemployment rights are guaranteed under federal or state law, or under any applicable collective bargaining agreements or under Seller's leave of absence policy or upon return from short-term disability, are referred to herein as "Transferred DS Employees" and: (i) such employment by Buyer shall commence immediately upon the Closing Date and shall be deemed, for all purposes consistent with applicable law, to have occurred with no interruption or break in service, (ii) such Transferred DS Employees shall receive credit for all periods of employment with Seller and its Affiliates prior to the Closing Date for purposes of eligibility and vesting (but not for benefit accrual, except as provided in Section 6.3), including for purposes of satisfying any service requirements for early retirement under any pension plan adopted by Buyer or its Affiliates with respect to Transferred DS Employees, (iii) Buyer shall waive any pre-existing condition of any Transferred DS Employee for purposes of determining eligibility for, and the terms upon which they participate in, any welfare plan adopted by Buyer or its Affiliates with respect to the Transferred DS Employees (other than conditions that are already in effect with respect to such employees under Seller's welfare plans that have not been satisfied as of the Closing Date), and (iv) Buyer shall provide the Transferred DS Employees with employee benefit programs that are no less favorable in the aggregate than those provided to Buyer's similarly situated employees immediately prior to the Closing Date. Except as otherwise provided herein, Seller shall bear the expense of and responsibility for all Covered Liabilities arising from claims by the Transferred DS Employees for benefits attributable to periods before the Closing Date under the DS Employee Benefit Plans maintained by Seller and its Affiliates. Buyer shall bear the expense of and responsibility for all Covered Liabilities arising from claims by the Transferred DS Employees for benefits attributable to periods after the Closing Date under the benefit plans maintained by Buyer and its Affiliates, including, without limitation, any claims under such plans relating to severance from employment on or after the Closing. Except as may be specifically required by applicable law or any agreement assumed by Buyer, Buyer shall not be obligated to continue any employment relationship with or continue to provide any employee benefits to any Transferred DS Employee for any specific period of time.

                 Section 6.3. U.S. Defined Benefit Pension Plans. As described herein, Seller shall transfer certain pension plan assets and obligations associated with the Transferred DS Employees other than Canadian Employees ("U.S. Transferred DS Employees") to pension plans sponsored by Buyer.

                 (a) Seller's U.S. Pension Plans. Prior to the Closing Date, DS Plan Participants were covered by the Unisys Pension Plan, the Great Neck Bargaining Unit Pension Plan and the Unisys Noncontributory Bargaining Unit Pension Plan ("Seller's Pension Plans"). With respect to each of Seller's Pension Plans, a favorable determination letter as to qualification under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and, to Seller's knowledge, any amendment made to any of Seller's Pension Plans subsequent to the date of such determination letter has not adversely affected the qualified status of any such plan. Each of Seller's Pension Plans has been or will be submitted by Seller or its representatives within the remedial amendment period established pursuant to Section 401(b) of the Code for obtaining a determination letter from the IRS regarding the qualified status of each of Seller's Pension Plans after the Tax Reform Act of 1986, and Seller will adopt any amendments required by any such determination letter within the time specified by the determination letter.

                 Seller shall take all necessary and appropriate action required by Section 204(h) of ERISA to ensure that the U.S. Transferred DS Employees shall cease to accrue benefits under the Seller's Pension Plans as of the Closing Date.

                 (b) Buyer's Pension Plans. Effective as of the Closing
Date, Buyer shall establish or designate one or more defined benefit pension plans ("Buyer's Pension Plans") for the benefit of the U.S. Transferred DS Employees who were covered by Seller's Pension Plans prior to the Closing Date. Buyer shall take all actions necessary to ensure that Buyer's Pension Plans are qualified under Section 401(a) of the Code and that the related trusts are exempt from taxation under Section 501(a) of the Code.

                 Upon receipt of the Total Transferred Pension Assets as described in this Section 6.3, Buyer's Pension Plans shall immediately assume all liabilities accrued under Seller's Pen-sion Plans with regard to the U.S. Transferred DS Employees, and Buyer shall bear the expense of and responsibility for any and all costs, damages, losses, expenses, or other liabilities arising out of or related to the Buyer's Pension Plans, including benefits accrued by U.S. Transferred DS Employees prior to the Closing Date. Notwithstanding the foregoing, Seller shall indemnify and hold harmless Buyer, its Affiliates, Buyer's Pension Plans, and the fiduciaries of Buyer's Pension Plan against any and all Covered Liabilities relating to any claim (i) that the administration of Seller's Pension Plans prior to the date of segregation of assets undertaken pursuant to Section 6.3(c)(vii), or that the transactions contemplated by this Agreement as they affect the benefits of any Transferred DS Employee under Seller's Pension Plans violate the rights of any such employee or the fiduciary duties of any fiduciary under Seller's Pension Plans, (ii) arising from an error in the calculation of any U.S. Transferred DS Employee's accrued benefit under Seller's Pension Plans and (iii) regarding the operation or qualification of Seller's Pension Plans in accordance with the applicable provisions of the Code and ERISA. Buyer's Pension Plans shall include provisions providing that the accrued benefits as of the Closing Date of U.S. Transferred DS Employees under Buyer's Pension Plans may not be decreased by amendment or otherwise, except as required by law.

                 Seller shall provide Buyer with true, correct and complete copies of all plan documents, amendments, instruments, employee communications and records required to establish and administer Buyer's Pension Plans with respect to each U.S. Transferred DS Employee's benefits, compensation and service prior to the Closing Date.

                 (c) Pension Asset Transfer. Assets shall be transferred from the trusts that form a part of Seller's Pension Plans to the trusts that form a part of Buyer's Pension Plans in the manner described below:

                 (i) Allocation of Pension Assets. As of January 1,
         1995, Seller has determined the fair market value of pension assets attributable to the DS Business under Seller's Pension Plans, such attributable amount having been determined in accordance with Federal procurement requirements and established cost accounting practices of Seller (as shown on Schedule 6.3(d)) to be $1,073.6 million
         (the "Pension Assets").

                (ii) U.S. Transferred DS Employees. Pension Assets shall be allocated to the U.S. Transferred DS Employees in an amount equal to the actuarial liability as of January 1, 1995 (determined in accordance with Section 6.3(d)) of the U.S. Transferred DS Employees under Seller's Pension Plans (The parties have initially determined such amount to be $238.1 million and such amount shall hereafter be adjusted only to reflect the specific individuals who shall qualify as U.S. Transferred DS Employees on the Closing Date and to reflect the revaluation of the liability based on actual participant data as of January 1, 1995).

                (iii) DS Plan Participants who are not U.S. Transferred DS Employees. Pension Assets shall be allocated to DS Plan Participants who are not U.S. Transferred DS Employees in an amount equal to the actuarial liability as of January 1, 1995 (determined in accordance with Section 6.3(d)) of the

         DS Plan Participants who are not U.S. Transferred DS Employees under Seller's Pension Plans (The parties have initially determined such amount to be $760.8 million and such amount shall hereafter be adjusted only to reflect the specific individuals who do not qualify as U.S. Transferred DS Employees on the Closing Date and to reflect the revaluation of the liability based on actual participant data as of January 1, 1995).

                (iv) Nonqualified Pension Benefits Associated with DS Plan Participants who are not U.S. Transferred DS Employees . As of January 1, 1995, Seller shall determine the actuarial liability (determined in accordance with Section 6.3(d)) of DS Plan Participants who are not U.S. Transferred DS Employees under Seller's nonqualified pension plans (as described on Schedule 6.1(a)) (The parties have initially determined such amount to be $4.0 million and such amount shall hereafter be adjusted only to reflect the specific individuals who do not qualify as U.S. Transferred DS Employees on the Closing Date and to reflect the revaluation of the liability based on actual participant data as of January 1, 1995).

                (v) Postretirement Medical Benefits Associated with DS Plan Participants who are not U.S. Transferred DS Employees . As of January 1, 1995, Seller shall determine the actuarial liability (determined in accordance with Section 6.3(d)) of DS Plan Participants who are not U.S. Transferred DS Employees under Seller's postretirement medical benefit programs (as disclosed on Schedule 6.1(a));

         reduced, however, by the market value of the assets held under the Sperry Employees' Welfare Benefit Trust on January 1, 1995. (The parties have initially determined such adjusted liability to be $50.6 million and such amount shall hereafter be adjusted only to reflect the specific individuals who do not qualify as U.S. Transferred DS Employees on the Closing Date and to reflect the revaluation of the liability based on actual participation data as of January 1, 1995).

                (vi) Total Transferred Pension Assets. The assets to be transferred to the pension plans sponsored by the Buyer as of the Closing Date shall be equal to the amount determined under clause (ii) above, plus the excess, if any, between the value of the Pension Assets determined under clause (i) above over the sum of the amounts determined under clauses (ii), (iii), (iv) and (v) above. The parties initially determined such amount to be $258.2 million (hereinafter referred to as the "Target Transfer Amount") and such amount, except as provided below, shall only be adjusted to reflect the specific individuals who qualify or who do not qualify as U.S. Transferred DS Employees on the Closing Date, as the case may be and to reflect the revaluation of the amounts under clauses (ii), (iii), (iv) and (v) above based on actual participant data as of January 1, 1995. The Target Transfer Amount shall be increased by the actual rate of return on assets held in the Unisys Master Trust for the period from January 1, 1995 through March 21, 1995, plus the rate of return on a one year treasury note purchased on March 22, 1995 for the period from March 22, 1995 through the Closing Date.

                Notwithstanding the foregoing, the amount of assets to be transferred as of the Closing Date shall be determined in a manner that complies with Sections 401(a)(12) and 414(l) of the Code. To comply with these requirements, Seller shall determine, in its sole discretion, the extent to which assets will be drawn from each of Seller's Pension Plans in order to transfer the Target Transfer Amount.

                 If the Target Transfer Amount cannot be transferred from the Seller's Pension Plans to the Buyer's Pension Plans due to constraints imposed by Sections 401(a)(12) and 414(l) of the Code, Seller shall cause the trustee of Seller's Pension Plans to transfer assets in an amount that complies with such Code Sections and most closely approximates the Target Transfer Amount. If the amount of pension assets so transferred exceeds the Target Transfer Amount, Buyer shall pay Seller the amount of such excess in cash, after adjustment for tax benefits and investment earnings/interest as discussed in subparagraph
         (vii) below. Conversely, if the amount of pension assets so transferred is less than the Target Transfer Amount, Seller shall pay Buyer the amount of such shortfall in cash, after adjustment for tax benefits and investment earnings/interest as discussed in subparagraph (vii) below.

                 The amount of assets to be transferred from the Seller's Pension Plans to the Buyer's Pension Plans as of the Closing Date is referred to as the "Total Transferred Pension Assets."

                (vii) Procedures. Pending completion of the asset transfer described in this section, Seller and Buyer shall make arrangements for any required benefit payments to the Transferred DS Employees. Seller and Buyer shall provide each other with access to information reasonably necessary to carry out such obligations.

                 The transfer of the Total Transferred Pension Assets will occur as soon as administratively feasible following (A) the earlier of Seller's receipt of copies of favorable determination letters issued by the IRS confirming compliance with the provisions of the Tax Reform Act of 1986 and regulations promulgated thereunder, to Buyer with respect to the Buyer's Pension Plans or receipt of an opinion of Buyer's counsel reasonably satisfactory to Seller that the form of Buyer's Pension Plans are qualified under Section 401(a) of the Code, (B) Seller's and Buyer's obtaining other regulatory approvals necessary or desirable to effect such transfer and (C) the earlier of Buyer's receipt of copies of favorable determination letters issued by the IRS confirming compliance with the provisions of the Tax Reform Act of 1986 and regulations promulgated thereunder to Seller with respect to Seller's Pension Plans or receipt of an opinion of Seller's counsel reasonably satisfactory to Buyer that the form of Seller's Pension Plans are qualified under Section 401(a) of the Code. Seller and Buyer shall make any and all filings and submissions to the appropriate Governmental agencies required to be made in connection with the transfer of assets described herein.

                 As soon as practicable after the amount of the Total Transferred Pension Assets has been determined by Seller and agreed to by Buyer, but in no event earlier than the Closing Date, Seller shall cause the trustee of the Unisys Master Trust to segregate specific assets held in such trust equal in value to the amount of the Total Transferred Pension Assets, increased by the rate of return on a one year treasury note purchased on March 22, 1995 for the period from the Closing Date through the date of segregation. Seller and Buyer shall mutually agree to the specific assets to be segregated by the trustee of the Unisys Master Trust pending the transfer of such segregated assets, as adjusted hereunder, to Buyer's Pension Plans. As of the date that the trustee of the Unisys Master Trust has segregated the Total Transferred Pension Assets as provided herein, Seller shall appoint a fiduciary designated by Buyer and acceptable to Seller to invest the segregated Total Transferred Pension Assets held in the Unisys Master Pension Trust until the date such segregated assets are transferred to Buyer's Pension Plans; provided that the segregated assets transferred to Buyer's Pension Plans shall be reduced to reflect any benefit payments made to the Transferred DS Employees from Seller's Pension Plans and any allocable administrative expenses incurred by Seller's Pension Plans in the normal course of business after the Closing Date. Buyer shall indemnify and hold harmless Seller, its Affiliates, Seller's Pension Plans, and the fiduciaries of Seller's Pension Plans against any and all Covered Liabilities relating to the investment of the segregated assets.

                (d) Actuarial Matters. Actuarial assumptions and methodology used for computations under this Section 6.3 shall be those adopted by Seller for Federal procurement purposes as shown on Schedule 6.3(d), as augmented to reflect the calculation of nonqualified pension benefit and postretirement medical benefit obligations.

                All actuarial calculations required under this Section 6.3 shall be made by one or more actuaries designated by the Seller; such actuaries shall certify, in writing, that such computations have been made in accordance with this Agreement within 120 days following the Closing Date. Seller shall provide one or more actuaries designated by Buyer with all information necessary to review such calculations in all material respects and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement. The calculations made by Seller's actuaries shall be final and binding upon all parties unless Buyer's actuaries certify, in writing, that such calculations are materially incorrect within 60 days after receiving a copy of the actuarial certification and all supporting detail on data, assumptions, and methodologies prepared by Seller's actuary regarding the actuarial computations required under this Section 6.3; in the event of such a disagreement, Seller and Buyer shall agree upon and engage an impartial actuary, who shall be entitled to the privileges and immunities of an arbitrator, to resolve any disagreement and whose determination as to any disagreement shall be conclusive, final and binding and have the force and effect of an arbitral award unless contrary to ERISA or the Code. The parties shall share equally all costs and fees of such impartial actuary.

                (e) Except as provided herein, Seller represents and warrants that the allocation of Seller's Pension Plan assets as set forth above complies with applicable law, regulations and government or other contracts to which Seller or any of its subsidiaries are parties and Seller will indemnify and hold harmless Buyer and its Affiliates from and against any Covered Liabilities Buyer and its Affiliates may incur by reason of the retention of surplus pension assets contemplated by this Section 6.3. If the U.S. Government should withhold any amount from Buyer or its Affiliates by means of contract offset or otherwise arising from matters relating to Seller's Pension Plan, Seller shall promptly reimburse Buyer for any such withholding. In the event that as a result of any suit against Seller relating to the Total Transferred Pension Assets, Seller shall cause assets in excess of the Total Transferred Pension Assets to be transferred to Buyer's Pension Plans, Buyer shall pay Seller 15% of the excess transferred. Buyer agrees to cause Buyer's Pension Plans to accept any such transfer. Buyer will indemnify and hold harmless Seller and its Affiliates from and against any Covered Liabilities (other than Seller's obligation to transfer the Total Transferred Pension Assets) Seller and its Affiliates may incur by reason of the rate of return specified in Section 6.3(c)(vi), and Section 6.3(c)(vii) differing from the actual rate of return for Seller's Pension Plans during the applicable period.

                Section 6.4. U.S. Defined Contribution Plans. (i) As soon as practicable following the Closing Date, Seller shall offer to each U.S. Transferred DS Employee who has an account balance in the Unisys Savings Plan or the Unisys Retirement Investment Plan ("Seller's Savings Plans") (x) the opportunity to receive a lump sum distribution from Seller's Savings Plans of the employee's entire account value, or (y) the opportunity to have that account value (to the extent it constitutes an eligible rollover distribution under Section 402(c) of the Code) transferred in a direct rollover to an eligible retirement plan pursuant to Code Section 401(a)(31), or (z) the right to retain a frozen account in Seller's Savings Plans. Effective as of the Closing Date, Seller shall take all necessary and appropriate actions to: (i) fully vest U.S. Transferred DS Employees in their account balances under Seller's Savings Plans and
         (ii) ensure that any outstanding loans to a U.S. Transferred DS Employee under Seller's Savings Plans will not be in default as a result of the employee's ceasing to be employed by Seller after the Closing Date unless and until a complete distribution has been elected under Seller's Savings Plans or there has been a failure to make timely loan repayments by such employee. Buyer agrees to permit U.S. Transferred DS Employees to make loan repayments through payroll deductions with Buyer and to transfer such withheld amounts on a monthly basis to the Seller's Savings Plans' Trustees.

                (ii) Buyer agrees to have in effect on the day after the Closing Date a defined contribution plan with a salary reduction arrangement that covers U.S. Transferred DS Employees, the terms of which meet the requirements of Sections 401(a) and 401(k) of the Code (the "Buyer DC Plan"). Subject to the requirements of subparagraph (iv), Buyer shall offer to each U.S. Transferred DS Employee the opportunity to have the direct rollover described in paragraph (i) above (to the extent eligible), transferred to the Buyer DC Plan. Each U.S. Transferred DS Employee who is eligible to contribute to Seller's Savings Plans on the Closing Date shall be eligible to contribute to the Buyer DC Plan commencing on the day after the Closing Date.

                (iii) Notwithstanding the foregoing, account balances of U.S. Transferred DS Employees that are invested in guaranteed investment contracts issued by the Executive Life Insurance Company or the Mutual Benefit Life Insurance Company (the "Frozen Accounts") shall not be transferred or distributed. Seller's Savings Plans shall continue to maintain the Frozen Accounts on behalf of the U.S. Transferred DS Employees and, as future amounts are allocated to the Frozen Accounts, such amounts shall be transferred or distributed in accordance with the U.S. Transferred DS Employee's election in a manner deemed reasonable and appropriate by the trustees of the Seller's Savings Plan.

                (iv) Any direct rollover to Buyer DC Plan pursuant to subparagraph (ii) will be in cash and will occur as soon as administratively feasible following (A) the earlier of Seller's receipt of copies of favorable determination letters issued by the IRS to Buyer confirming compliance with the provisions of the Tax Reform Act of 1986 and applicable regulations with respect to Buyer DC Plan or the receipt of an opinion by Buyer's counsel reasonably acceptable to Seller that the form of the Buyer DC Plan is qualified under Sections 401(a) and 401(k) of the Code, (B) the earlier of Buyer's receipt of copies of favorable determination letters issued by the IRS to Seller confirming compliance with the provisions of the Tax Reform Act of 1986 and applicable regulations with respect to Seller's Savings Plans or receipt of an opinion of Seller's counsel reasonably satisfactory to Buyer that the form of Seller's Savings Plans are qualified under Sections 401(a) and 401(k) of the Code and (C) receipt of an opinion of Seller's counsel reasonably satisfactory to Buyer that the direct rollover amount satisfies the distribution requirements of Section 401(k) of the Code.

                Section 6.5. U.S. Nonqualified Retirement Plans and Welfare Plans. (a) Except as otherwise provided herein, Seller will be responsible for all medical and dental claims and costs incurred by DS Employees and their dependents prior to the Closing Date pursuant to the terms of the DS Employee Benefit Plans. Buyer shall assume responsibility for all health care benefits for Transferred DS Employees and their dependents after the Closing Date in accordance with such benefit programs as may be adopted by Buyer. Seller shall retain all assets and liabilities relating to the trusts qualified under Section 501(c)(9) of the Code set forth on Schedule 6.5(a).

                (b) Except as otherwise provided herein, Seller will be responsible for all disability income benefits for DS Employees who become disabled prior to the Closing Date pursuant to the terms of the DS Employee Benefit Plans. Eligibility for such benefits will be determined in accordance with procedures established by Seller as in effect immediately prior to the Closing Date. Disability income benefits for Transferred DS Employees whose disability commences on or after the Closing Date will be the responsibility of Buyer in accordance with such benefit programs as may be adopted by Buyer.

                (c) Except as otherwise provided herein, Seller will be responsible for all life insurance and survivor benefit claims of DS Employees for losses incurred by such employees prior to the Closing Date pursuant to the terms of the DS Employee Benefit Plans. All life insurance and survivor benefit claims incurred on or after the Closing Date with respect to

U.S. Transferred DS Employees will be the responsibility of Buyer in accordance with such insurance programs as may be adopted by Buyer.

                 (d) Seller agrees that it shall retain responsibility for "continuation coverage" benefits to all "qualified beneficiaries" of "covered employees" for whom a "qualifying event" occurs prior to the Closing. Buyer agrees that it shall assume such responsibility with respect to all "qualified beneficiaries" of "covered employees" for whom a "qualifying event" occurs on or after the Closing. The phrase "continuation coverage," "qualified beneficiaries," "covered employees" and "qualifying event" shall have the meaning ascribed to them in Section 4980B of the Code and Sections 601-608 of ERISA.

                 (e) Each Transferred DS Employee will be credited by Buyer with any unused vacation earned as of the Closing Date under the vacation policy of Seller applicable to such Transferred DS Employee, provided such benefits are reserved on Seller's financial statements and Seller is not obligated under applicable law to pay such benefits to the Transferred DS Employees at the Closing. Buyer shall recognize service by each Transferred DS Employee with Seller and its Affiliates for purposes of determining entitlement to vacation following the Closing Date under the applicable vacation policy of Buyer, provided that this subparagraph (e) shall not entitle any Transferred DS Employee to be credited with vacation entitlement under Buyer's vacation policy for any period of employment prior to the Closing Date.

                 (f)  U.S. Nonqualified Retirement Benefits and Post-

Retirement Medical. Buyer shall bear the expense of and responsibility for all nonqualified retirement benefits accrued through the Closing Date by U.S. Transferred DS Employees and all post-retirement welfare benefits payable to U.S. Transferred DS Employees; provided that Seller shall be liable for such amounts to the extent that the liabilities as determined under SFAS 87 and SFAS 106, respectively, using the assumptions set forth on Schedule 6.3(d), as of the Closing Date exceed $3.5 million.

                 Section 6.6. Canadian Employee Benefit Plans. (a) Schedule 6.6(a) lists all material benefit plans and all other employee benefit arrangements, policies or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, incentive, stock purchase, stock option, hospitalization, medical, disability, accident, fringe benefit, medical and live insurance plans, of Seller or any of its subsidiaries maintained in Canada in which any of the DS Employees or former employees employed by Unisys GSG Canada Inc. or Unisys Systems Limited (the "Canadian Employees") or their respective eligible dependents (collectively, "Covered Members") participate (collectively, the "DS Canadian Employee Benefit Plans"). True, correct and complete copies of the following documents with respect to each of the DS Canadian Employee Benefit Plans, to the extent applicable, have been delivered or made available to Buyer by Seller: (i) the plan and its related trust document, including all amendments thereto, (ii) the most recent reports filed with any governmental authority, including all schedules and actuarial reports,
(iii) summary plan descriptions provided to participants in the plans, (iv) material written communications to employees relating to the plans, and (v) copies of all material correspondence relating to audits or investigations initiated by any governmental authority (other than with respect to audits or investigations that have been concluded). All DS Canadian Employee Benefit Plans in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, and all contributions required to be made to each such plan under the terms of the plan or any contract or collective bargaining agreement or applicable law for all periods of time prior to the date hereof and the Closing Date have been or will be, as the case may be, made or accrued.

                 (b) Canadian Retirement Plans. Effective as of the Closing Date, the Seller shall cause Unisys GSG Canada Inc. and Unisys Systems Limited (together, the "Canadian Subsidiaries") to cease to be participating employers in those DS Canadian Employee Benefit Plans listed on Schedule 6.6(a) as Canadian Retirement/Savings Plans (the "Canadian Retirement Plans") and all Canadian Employees shall immediately be vested in all accrued benefits and cease to actively participate in and accrue benefits under the Canadian Retirement Plans. Seller shall assume from the Canadian Subsidiaries and the Canadian Subsidiaries shall transfer and assign to Seller all of the rights, interests, duties, liabilities and obligations of the Canadian Subsidiaries under the Canadian Retirement Plans effective as of the Closing Date.

                 (c)      Canadian Welfare Plans.

                 (i) Covered Members shall continue to participate in and be eligible for benefits under those DS Canadian Em-ployee Benefit Plans listed on Schedule 6.6(a) as Canadian welfare plans (the "Canadian Welfare Plans") until the Closing Date. Buyer shall establish non-pension benefit plans (the "Buyer's Canadian Benefit Plans") to provide welfare benefits to Covered Members from and after the Closing Date. Effective as of the Closing Date, the Covered Members shall cease to participate in the Canadian Welfare Plans and shall commence participating in Buyer's Canadian Plans.

                (ii) Seller shall retain responsibility for all amounts payable by reason of or in connection with any and all claims incurred under the Canadian Welfare Plans by the Covered Members prior to the Closing Date; provided that Seller shall retain responsibility for retiree health and other welfare benefits to Canadian Employees who retired and terminated employment with vested welfare benefits prior to the Closing Date. Except as otherwise provided herein, Buyer shall be responsible for all amounts payable by reason of or in connection with any and all claims incurred under Buyer's Canadian Benefit Plans by the Covered Members from and after the Closing Date.

For the purposes of this Section 6.6(c), claims shall be deemed to have been incurred:

                          (A) with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

                          (B) with respect to all disability claims, other than short-term disability or salary continuance benefits, on the date the employee became disabled and was unable to perform his/her regular duties of employment or to report for work;

                          (C) with respect to short-term disability or salary continuance claims, on each day for which income benefits are payable to the claimant;

                          (D) with respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the Covered Member.

Where a hospital, medical, drug or dental claim includes more than one service or supply, each of which occurs at a single point in time, each such service or supply shall result in a separate claim incurred as of the date in which the service or supply was purchase or received. If sufficient information is not available to identify charges associated with each claim, the total charges shall be pro rated over the number of claims before and after the Closing Date.

                 (d) Seller will indemnify and hold harmless Buyer and its Affiliates from and against any Covered Liabilities Buyer and its Affiliates may incur by reason of the allocation of assets or retention of surplus assets by Seller or its Affiliates under the Unisys Canada, Inc. Pension Plan as contemplated by this Agreement failing to comply with the applicable law, government regulations or government or other contracts to which Seller, Unisys GSG Canada Inc., Unisys Systems Limited or any of their Affiliates are parties. If the Canadian Government should withhold any amount from Buyer or its Affiliates by means of contract offset or otherwise arising from matters relating to such plan, Seller shall promptly reimburse Buyer for any such withholding.

                 Section 6.7. No Third Party Beneficiaries. Nothing herein expressed or implied by this Agreement shall confer upon any DS Employee, or legal representative thereof, any rights or remedies, including, without limitation, any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

7.

                                   ARTICLE VII

                                   Tax Matters

                 Section 7.1. Tax Returns of the DS Business. Seller represents and warrants that all material Tax Returns required to be filed for taxable periods ending on or prior to the Closing Date with respect to any activities of the DS Business have been or will be filed in accordance with all applicable laws, and all Taxes shown to be due on such Tax Returns have been or will be paid, and in case of the DS Subsidiaries, the Tax Returns were true, complete and accurate in all material respects.

                 Section 7.2. Allocation. Buyer and Seller agree that they shall use their best efforts to enter into an agreement (the "Allocation Agreement") in order to allocate the consideration paid for the DS Business for purposes of
Section 1060 of the Code among all the assets of the DS Business and the covenant not to compete entered into pursuant to Section 5.13 no later than sixty days before the last date on which a Form 8594 may be filed by Buyer or Seller, whichever first occurs, with respect to the acquisition of the DS Assets (such date being the "Filing Date"). If, sixty days before the Filing Date, Buyer and Seller have not adopted the Allocation Agreement as described above, any disputed aspects of the Allocation Agreement shall be resolved by the Neutral Auditors before the Filing Date. The costs, expenses and fees of the Neutral Auditors shall be borne equally by Buyer and Seller. Buyer and Seller agree to act in accordance with the allocations contained in the Allocation Agreement in any relevant Tax Returns or similar filings. Buyer and Seller shall each be responsible for the preparation of their own Code Section 1060 Statements and Forms in accordance with applicable Tax Laws. Buyer and Seller shall each execute and deliver to each other such statements and forms as are reasonably requested, which statements and forms shall be consistent with such Allocation Agreement.

                 Section 7.3. Tax Obligations of Seller. Seller shall be liable for, and shall promptly pay when due any and all Taxes for any taxable period ending on or before the Closing Date due or payable by Seller with respect to the DS Business, including Taxes payable by any DS Subsidiary other than New York State Real Property Transfer Gains Tax.

                 Section 7.4. Tax Obligations of Buyer. Buyer shall be liable for, and shall promptly pay when due, the following Taxes with respect to the DS
Business: (i) any and all Taxes for any taxable period beginning after the Closing Date (whether or not reflected on the DS December 1994 Statement as deferred tax assets, deferred tax liabilities or estimated income taxes), due or payable by Buyer or any DS Subsidiary, and (ii) as an adjustment to the Adjusted Cash Consideration set forth in Section 2.3 any increase in Seller's Taxes (including any loss of tax benefits, e.g., recharacterization of gain from capital to ordinary) resulting from Buyer making an election under Section 338 of the Code or any comparable provision of state, local or foreign law ("Section 338 Election") with respect to acquisition of the shares of any DS Subsidiary, including an additional amount that, when added to the increase in Taxes as a result of the Section 338 Election, will result in an amount to Seller, after Taxes, that will equal the additional cost to Seller of the Section 338 Election.

                 Section 7.5. Allocation of Certain Taxes. (a) Buyer and Seller shall each be responsible for 50% of any sales, transfer, documentary, use, filing and similar Taxes and fees, whether levied on Buyer, Seller or any of their respective Affiliates, resulting from the transactions contemplated by this Agreement (including, without limitation, the Transitional Services Agreement); provided, however, that Buyer shall pay and hold Seller harmless from any such penalties and additions that would not have arisen but for the negligence of Buyer, and Seller shall pay and hold Seller harmless from any such penalties and additions that would not have arisen but for the negligence of Seller.

                 (b) Any Taxes of any DS Subsidiary based on income, gain or similar items ("Income Taxes") for a taxable period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period") and reflected in a Tax Return covering the Straddle Period shall be apportioned between Seller and Buyer based on the actual operations of any DS Subsidiary, as the case may be, during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and for purposes of the provisions of Sections 7.3, 7.4 and 7.6, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). Any Taxes other than Income Taxes relating to a Straddle Period shall be apportioned between Buyer and Seller based on the number of days during the portion of the assessment period occurring on and before the Closing Date, and the number of days during such period occurring after the Closing Date and for purposes of Sections 7.3, 7.4 and 7.6 each portion of such period shall be deemed to be a taxable period (whether or not it is, in fact, a taxable period). To the extent estimated Taxes have been paid prior to the Closing Date with respect to a Straddle Period, Seller's liability with respect thereto shall be reduced by that amount; provided, further, that if such payment or accrual of Taxes exceeds Seller's liability as calculated pursuant to this Section 7.5, Buyer shall promptly pay Seller the amount of such excess. Prior to 30 days from the due date of the return for the Straddle Period, Buyer shall allow Seller to review the Straddle Period return and related work papers for the purpose of determining the accuracy of the amount of Taxes determined to be due from, or due to, Seller. Seller shall pay Buyer at least 10 days prior to the date any payment for Taxes described in this Section 7.5 is due. Any dispute between Buyer and Seller with respect to this Section 7.5 shall be resolved by the Neutral Auditors. Buyer agrees to file all Tax Returns in an accurate and timely manner for tax periods ending after the Closing Date, whether or not such tax periods include periods before the Closing Date. Buyer and Seller agree not to change any accounting methods or take any filing position with respect to the DS Subsidiaries inconsistent with Tax Returns filed for prior periods to the extent that taking such position could result in an increase in any Taxes of Seller for any tax periods ending on or prior to the Closing Date, or of Buyer with respect to any Tax periods ending after the Closing Date.

                 Section 7.6. Refunds and Credits. (a) Seller shall be entitled to any refunds or credits of Taxes with respect to the DS Business attributable to or arising in taxable periods ending on or before the Closing Date reduced by any portion of such refund or credit payable to any third party pursuant to any DS Contract and further reduced by any Tax imposed on such credit or refund.

                 (b) Buyer shall be entitled to any refunds or credits of Taxes with respect to the DS Business attributable to or arising in taxable periods beginning after the Closing Date.

                 (c) Buyer shall promptly forward to Seller or reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Article
VII) within 15 days after receipt thereof, and Seller shall promptly forward to Buyer (pursuant to the terms of this Article VII) or reimburse Buyer for any refunds or credits due Buyer within 15 days after receipt thereof.

                 Section 7.7. Gains Tax. Prior to Closing, and in sufficient time to make required filings in a timely manner, Seller shall obtain any required appraisal of the fair market value of the DS Assets that are subject to the New York State Real Property Transfer Gains Tax. The expense of such appraisal shall be borne equally by Seller and Buyer. Seller shall prepare and timely file, or cause to be prepared and timely filed, with the appropriate authorities all Tax returns, reports and forms with respect to, and shall pay, or cause to be paid, the Tax with respect to, the New York State Real Property Transfer Gains Tax. Buyer and Seller shall cooperate in good faith with each other to take all necessary and appropriate actions to accomplish the completion and timely filing of the applicable reports, returns and forms.

                 Section 7.8. Section 338 Election. Buyer agrees that it will give Seller notice of any election it makes under Section 338 of the Code with respect to its acquisition of the shares of any DS Subsidiary. If Buyer decides that an election under Section 338(h)(10) would benefit it, then, upon notice to Seller not later than 180 days after Closing, (i) Buyer shall timely make an election under Section 338(g) of the Code (and any comparable election under state, local or foreign Tax law in such jurisdiction that also provide for an election comparable to a Code Section 338(h)(10) election); (ii) if requested by Buyer, Seller shall join Buyer in timely making the election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign Tax law in such jurisdiction that also provide for an election comparable to Code Section 338(h)(10) election) with respect thereto; and (iii) Buyer and Seller shall cooperate in good faith with each other to take all necessary and appropriate actions to accomplish the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation
Section 1.338(h)(10)-1. Seller will furnish such information to Buyer as Buyer may reasonably request to enable Buyer to decide whether an election under
Section 338(h)(10) would be beneficial to it, including, without limitation, its basis in the shares of each DS

Subsidiary, detailed descriptions of the assets held by each DS Subsidiary, the separate tax basis of the various assets of each DS Subsidiary, the tax accounting treatment of such assets, and depreciation and amortization information schedules for such assets.

                 Section 7.9. Cooperation and Exchange of Information. (a) As soon as practicable, but in any event within 30 days after Seller's request, from and after the Closing Date, Buyer shall provide Seller with such cooperation as requested by Seller pertaining to any Taxes relating to any period prior to the Closing and shall deliver to Seller such information and data concerning the pre-Closing operations of the DS Business and make available such knowledgeable DS Employees as Seller may request, including providing the information and data required by Seller's customary tax and accounting questionnaires, in order to enable Seller to complete and file all Tax Returns which it may be required to file with respect to the DS Business through the Closing Date or to respond to audits by any domestic or foreign taxing authorities with respect to such operations and to otherwise enable Seller to satisfy its internal accounting, tax and other legitimate requirements. Such cooperation and information shall include, without limitation, provision of powers of attorney for the purpose of signing Tax Returns and defending audits and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any domestic or foreign taxing authority and records concerning the ownership and tax basis of property, which Buyer may possess. Buyer shall make its employees and facilities reasonably available on a mutually convenient basis not to interfere with normal business operations to provide explanation of any documents or information provided hereunder.

                 (b) For a period of seven (7) years after the Closing Date or such longer period as may be required by law, Buyer shall retain, maintain in an orderly fashion and not destroy or dispose of all Tax Returns for all taxable periods ending on or prior to the Closing Date. Buyer shall retain all, and not knowingly dispose of any, books and records (including computer files) that pertain to the DS Business and that are directly related to such Tax Returns. Thereafter, Buyer shall not knowingly destroy or dispose of any such Tax Returns, books or records unless it first offers such Tax Returns, books and records to Seller in writing and Seller fails to accept such offer within sixty
(60) days of its being made. If Seller accepts such offer, it shall remove the material from Buyer's premises at its own expense.

                 (c) Buyer and Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation. In the case of any state, local or foreign joint, consolidated, combined or unitary Tax Returns, such cooperation shall also relate to any other taxable periods in which one party could reasonably require the assistance of the other party in obtaining any necessary information.

                 (d) If Buyer fails to provide any information requested by Seller or Seller fails to provide any information requested by Buyer in the time specified herein, or if no time is specified pursuant to this Section 7.9, within a reasonable period, or otherwise fails to do any act required of it under this Section 7.9, then Buyer or Seller, as the case may be, shall be obligated, notwithstanding any other provision of this Agreement, to indemnify Seller or Buyer, as the case may be, and Buyer shall so indemnify Seller and hold Seller harmless, or Seller shall so indemnify Buyer and hold Buyer harmless, as the case may be, from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure.

                 (e) Buyer and Seller, upon request, shall use their respective commercially reasonable efforts to obtain any certificate or other document from any taxing authority or other person as may be necessary to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to the DS Business. The party requesting such information and assistance pursuant to this
Section 7.9 shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.

                 Section 7.10. Tax Contests. If a claim shall be made by any taxing authority which, if successful, would result in the indemnification of Buyer pursuant to Section 11.2 as a result of a breach of Section 7.3, or if an audit is commenced by any taxing authority with respect to any tax that could give rise to such a tax claim (a "Tax Claim"), Buyer shall promptly notify Seller in writing of such claim or such audit, as the case may be. If notice of the Tax Claim is not given to Seller within a sufficient period of time or in reasonable detail to apprise Seller of the nature of the tax (in each instance taking into account the facts and circumstances with respect to such Tax Claim), Seller shall not be liable to Buyer to the extent that Seller's position is actually prejudiced as a result thereof. To the extent legally permitted, Seller shall control all proceedings, including any audit with any contest (including, without limitation, selection of counsel) with respect to a Tax Claim; provided, however, that, prior to assuming control of such proceedings, Seller shall agree that it is liable to indemnify Buyer in the amount of the Taxes at issue in such proceeding. Seller agrees to promptly inform Buyer as to the progress of any such proceeding and will provide Buyer with sufficient notice of any meetings or conferences with an applicable taxing authority. Buyer shall have the right to participate in any such meeting, conference, or proceeding solely at its expense. Seller, in its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to such Tax Claim and may, in its sole option, either pay the tax claimed and sue for a refund where applicable law permits such refund suits or may contest the Tax Claim in any permissible manner, and shall prosecute such contest to a determination in a court of initial jurisdiction, and if Seller shall have furnished Buyer with an opinion of Seller's tax counsel to the effect that there is a reasonable basis to appeal such Tax Claim, Seller shall prosecute such contest to a determination in an appellate court. Buyer agrees to provide Seller with any authorizations, powers of attorney, etc., as may be necessary to allow Seller to pursue all such actions permitted by this Section 7.10.

                 Section 7.11. Tax Sharing Agreements. Seller hereby covenants and agrees that, at Closing, all tax sharing agreements (other than as provided by this Agreement), between the DS Subsidiaries and Seller or any Affiliate thereof (other than DS Subsidiaries) will be terminated and that any liabilities of the DS Subsidiaries to Seller or any Affiliate thereof have been discharged.

                 Section 7.12. Buyer's Option to Acquire Canadian Cash Balances. Notwithstanding anything to the contrary contained elsewhere in this
Agreement:

                 (i) Solely for purposes of Section 2.2, all Canadian Cash Balances shall be included in DS Assets, and shall not be Excluded Assets;

                 (ii) The Adjusted Cash Consideration shall be increased by an amount equal to the Net Canadian Cash Balances, such increase to be payable by Buyer to Seller on the Closing Audit Payment Date, or such earlier date as Buyer shall elect, with interest on any such adjustment at the Prime Rate from the Closing Date to the date of such payment.

                 On the distribution, directly or indirectly, of a portion or all of the Canadian Cash Balance by a Canadian Subsidiary to Buyer, Buyer shall pay to Seller a cumulative amount equal to ten (10) percent of the cumulative excess of the (x) Effective Canadian Withholding Tax Rate multiplied by the amount of such distributions before deduction of any Canadian withholding Tax over (y) the cumulative Canadian withholding Taxes actually imposed on such distributions. For purposes of this computation, distributions which are not subject to Canadian withholding Tax because they are treated for purposes of that Tax as a reduction of capital shall be deemed to be first paid with Canadian Cash Balances and other distributions shall be deemed to be first paid from earnings subsequent to the Closing Date and capital contributions, if any, subsequent to the Closing Date. If requested by Seller, Buyer shall obtain a certification from Buyer's Accountant as to the correctness of the amount of the payment and such certification shall be conclusively binding on the parties as to the correctness of the amount of the payment.

8.

                                  ARTICLE VIII

                    Conditions of Buyer's Obligation to Close

                 Buyer's obligation to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date, or waiver by Buyer, of all of the following conditions:

                 Section 8.1. Representations, Warranties and Covenants of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time) (provided that no breaches of representations and warranties shall be deemed to excuse Buyer's obligation to consummate the transactions contemplated hereby unless, individually or in the aggregate, such breaches would result in a Material Adverse Effect), and the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

                 Section 8.2. Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers identified in Section 4.2 as being a condition to the Closing for Buyer shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act and the Competition Act shall have expired or been terminated; provided, however, that Buyer shall not be entitled to claim the benefit of any such condition if the failure of such condition to be satisfied is a result of a breach by Buyer of any provision of this Agreement.

                 Section 8.3. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                 Section 8.4. Opinion of Counsel. Buyer shall have received a favorable opinion, dated as of the Closing Date, from the General Counsel to Seller, in form and substance reasonably satisfactory to Buyer and its counsel that:

                 (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and Seller has all requisite corporate power to own its properties and assets and to conduct its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of Seller.

                 (b) Seller has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of Seller hereunder have been duly authorized by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforceability of creditors' rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought.

                 (c) The execution, delivery and performance by Seller of this Agreement do not violate any provision of the certificate of incorporation or by-laws of Seller; and assuming compliance with the Anti-Assignment Laws, will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the DS Assets, nor result in a breach of or a default under any material lease, loan agreement, mortgage, security agreement, trust indenture or other finance agreement or instrument known to such counsel after due inquiry, to which Seller is a party or by which it is bound or to which its properties or assets is subject, in each case the effect of which could have a material adverse effect on the business, assets or financial condition of Seller; nor, to the best of its knowledge after due inquiry, will result in the creation or imposition of any material lien, charge or encumbrance upon any of the DS Assets or the DS Business.

                 Section 8.5. Material DS Leases. There shall not exist as of the Closing Date any circumstances preventing Buyer from using the Leased Real Properties that are the subject to the Material DS Leases (or comparable facilities) in substantially the same manner as such properties were used by Seller prior to the Closing Date.

9.

                                   ARTICLE IX

                   Conditions to Seller's Obligation to Close

                 Seller's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date, or waiver by Seller, of all of the following conditions:

                 Section 9.1. Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time) and the covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

                 Section 9.2. Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers identified in Section 3.3 or listed in Schedule 3.3 hereto as being a condition to the Closing for Seller shall have been filed, made or obtained, and all applicable waiting periods under the HSR Act and the Competition Act shall have expired or been terminated; provided, however, that Seller shall not be entitled to claim the benefit of any such condition if the failure of such condition to be satisfied is a result of a breach by Seller of any provision of this Agreement.

                 Section 9.3. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                 Section 9.4. Opinion of Counsel. Seller shall have received a favorable opinion, dated as of the Closing Date, from

Buyer's Senior Vice President and Secretary, in form and substance reasonably satisfactory to Seller and its counsel that:

                 (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has all requisite corporate power and authority to own and lease all of its properties and assets and to conduct its business as now conducted, and to the best of such counsel's knowledge, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of Buyer.

                 (b) Buyer has the requisite corporate power and authority to enter into this Agreement and to incur and perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement has been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes a valid, legal and binding obligation of Buyer, enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforceability of creditors' rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought.

10.

                                    ARTICLE X

                                   Termination




          Section 10.1. Termination. Subject to the terms of Section 10.2 this Agreement may be terminated at any time prior to the Closing by:

                 (a)      The mutual consent of Seller and Buyer; or

                 (b) Either Seller or Buyer if the Closing has not occurred by the close of business on or prior to December 31, 1995 and if the failure to consummate the transactions contemplated by this Agreement on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any covenant provided for herein that is required to be fulfilled prior to Closing.

                 Section 10.2. Option to Close. Notwithstanding the provisions of Section 10.1(b), if the Closing shall not have theretofore occurred and such failure to close is due solely to the failure to obtain any consent or approval required pursuant to Antitrust Laws, then Buyer shall have the option, exercisable on or before December 1, 1995, to direct Seller to effect the Closing on or prior to December 31, 1995 in accordance with the terms of this Agreement, with transfers of assets made to such entities and in accordance with such protections and procedures as Buyer and Seller shall mutually agree upon in order to effectuate the Closing without causing Seller or Buyer to violate any statute, rule, regulation or other applicable law or the terms of any injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction, provided, however, that Buyer shall indemnify and hold harmless the Seller Indemnified Parties (as defined in

Section 11.3 hereof), from and against any and all Damages incurred by the Seller Indemnified Parties as a result of Seller effecting the Closing in accordance with the terms of this Section 10.2.

                 Section 10.3. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to Section 10.1(b) or Section 10.2, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, the transactions contemplated hereby shall be abandoned without further action by the parties hereto, and the parties hereto waive and release any claim or Action with respect thereto, except that the provisions of Sections 5.1(b), 5.1(e), 5.11(a), 5.11(b), 5.11(c) and 12.5 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful, material breach of Section 5.2 of this Agreement, which breach is not cured within fifteen business days following written notice from the other party specifying the nature of such breach in reasonable detail. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to Sections 3.3 and 4.2 shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

11.

                                   ARTICLE XI

                            Survival; Indemnification

                 Section 11.1. Survival of Representations, Warranties, Covenants and Agreements. (a) Except as otherwise pro-vided in Section 11.1(b), the representations and warranties and the covenants and agreements contained in this Agreement, or in any certificate or other instrument delivered by or on behalf of Buyer or Seller at the Closing, shall survive the Closing until the later of (i) the first anniversary of the Closing Date or (ii) one month after the date of completion of the audit of the first annual financial statements of Buyer that includes at least six months of consolidated post-Closing operations, and there shall be no liability or obligation whatsoever in respect thereof on the part of any of Seller, Buyer or any of their Affiliates unless written notice of a claim or of facts that would constitute a claim in respect thereof shall have been delivered to the other party prior to such date whether such liability has accrued prior to or will accrue after the Closing Date.

                 (b) (i) The representations and warranties and the covenants and agreements of the parties made pursuant to this Agreement and set forth in
Article VII (relating to tax matters) shall survive the Closing Date and remain operative and in full force and effect until six months after the expiration of the applicable statutory period of limitations (giving effect to any waiver or extension thereof).

                     (ii) The covenants and agreements of the parties made pursuant to this Agreement and set forth in this Article XI (relating to survival and indemnification) or Article XII (relating to miscellaneous) or in any of Sections 2.3 (relating to consideration for the DS Assets), 2.6 (relating to purchase price adjustment), 2.7 (relating to assignment of contracts and rights), 4.6 (relating to inspections and limitations of Seller's warranties), 5.1(c) (relating to DS Books and Records), 5.1(d) (relating to certain other books and records), 5.1(e) (relating to confidentiality of Seller Proprietary Information), 5.4 (relating to further assurances, novation and contract audits), 5.7 (relating to guaranties), 5.8 (relating to intellectual property), 5.9 (relating to Excluded Liabilities and DS Liabilities), 5.10 (relating to environmental matters), 5.11 (relating to privilege and litigation matters), 5.12 (relating to continuing purchase rights), 5.13 (relating to noncompetition), 5.14 (relating to certain contracts and bids), 5.15 (relating to DS Lease "put" obligations and shared facilities), 5.16 (relating to title and survey matters), 5.17 (relating to certain other covenants), 6.2 (relating to Buyer's obligations), 6.3 (relating to U.S. defined benefit pension plans),
6.4 (relating to U.S. defined contribution plans), 6.5 (relating to U.S. nonqualified retirement plans and welfare plans) and 6.6 (relating to Canadian employee benefit plans), and Section 7.12 (relating to Net Canadian Cash Balances) shall survive until all obligations set forth therein shall have been performed and satisfied.

                 (c) The representations and warranties referred to in this
Section 11.1 are, to the extent and so long as they survive the Closing as provided in this Section 11.1, referred to as the "Surviving Representations." The covenants and agreements referred to in this Section 11.1 are, to the extent and so long as they survive the Closing as provided in this Section 11.1, referred to as the "Surviving Covenants."

                 Section 11.2. Seller's Indemnification Obligations. If the Closing is consummated, Seller shall indemnify and hold harmless to the fullest extent permitted by law Buyer and Buyer's Affiliates, and their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties"), from and against any and all Damages incurred by the Buyer Indemnified Parties as a result of any breach by Seller of any of the Surviving Representations or Surviving Covenants made by Seller and from and against each and every Excluded Liability and all Damages related thereto.

                 Section 11.3. Buyer's Indemnification Obligations. If the Closing is consummated, Buyer shall indemnify and hold harmless to the fullest extent permitted by law Seller and Seller's Affiliates, and each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties"), from and against any and all Damages incurred by the Seller Indemnified Parties as a result of any breach by Buyer of any of the Surviving Representations or Surviving Covenants made by Buyer and from and against the DS Liabilities and any Damages arising out of or related to any of the DS Liabilities or in connection with any Action that may relate to or arise from the DS Liabilities.

                 Section 11.4. Procedures for Indemnification Claims. Except as otherwise provided in Section 7.10 (relating to tax contests), the respective indemnification obligations of Seller and Buyer pursuant to Sections 11.2 and
11.3 shall be conditioned upon compliance by the Buyer Indemnified Parties (in respect of the obligations of Seller) or the Seller Indemnified

Parties (in respect of the obligations of Buyer) with the following procedures for indemnification claims arising out of this Agreement:

                 (a) If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a person (the "Aggrieved Party") which could result in liability of Buyer or Seller pursuant to its indemnification obligations hereunder (as such, the "Indemnifying Party"), the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding; provided, however, that a failure to provide prompt notice by the Aggrieved Party shall not be deemed a failure to comply with these procedures unless the Indemnifying Party is damaged thereby and provided, further, that the Indemnifying Party shall have no obligation in respect of any claim unless such notice shall have been delivered to the Indemnifying Party prior to the expiration of the Surviving Representations and Surviving Covenants upon which such claim is based. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than 30 days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

                 (b) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held to be liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding, provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. Without limiting any other obligation under this Agreement, the Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party (such consent not to be unreasonably withheld), unless such judgment, award or settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim, action or proceeding and such settlement entails no substantial adverse effects upon the Aggrieved Party, either directly or indirectly.

                 (c) If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, the Aggrieved Party may defend against, or settle, such claim, action or proceeding in such manner as it may deem appropriate. Without limiting any other obligation under this Agreement, the Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense or settlement of such claim, action or proceeding.

                 (d) If an Aggrieved Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of Section 11.4(b) or (c), the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

                 Section 11.5. No Consequential Damages for Seller Indemnified Parties or Buyer Indemnified Parties; Indemnification Limits; Exclusive Remedy.
(a) None of the Seller Indemnified Parties or Buyer Indemnified Parties shall be entitled to any recovery under this Agreement for its own special or consequential damages. Nothing in this Section 11.5(a) shall prevent any of the Seller Indemnified Parties or Buyer Indemnified Parties from being indemnified for all components of awards against them in Actions by third parties, including, without limitation, special and consequential damage components.

                 (b) Notwithstanding any provision to the contrary contained in this Agreement, Seller shall not be liable to any of the Buyer Indemnified Parties in respect of any claim for indemnification for breach of representations or warranties made hereunder without actual knowledge of falsity at the time such representation or warranty was made or repeated unless and until the aggregate Damages for which the Buyer Indemnified Parties otherwise would be entitled to indemnification under this Article XI after giving effect to the preceding limitations exceeds the amount of $10,000,000 and, if such amount is exceeded, Seller shall be obligated to pay only the amount by which such aggregate Damages exceed $10,000,000; provided that in no event shall Seller be obligated to pay under this Article XI, in the aggregate, an amount greater than the Closing Cash Consideration.

                 (c) Buyer and Seller acknowledge and agree that, after the Closing Date, the sole and exclusive legal remedy of each party with respect to any and all claims relating to or arising out of misrepresentation or breach of any representation, warranty, covenant or agreement made by the other party in this Agreement shall be pursuant to the indemnification provisions set forth in this Article XI. Nothing set forth in this Article XI shall be deemed to prohibit or limit either party's right at any time, on or after the Closing Date, to seek injunctive or equitable relief for the failure of the other party to perform any covenant or agreement contained herein.

                 Section 11.6. Treatment of Indemnification Payments. Any payments made pursuant to Section 11.2 or 11.3 shall be treated by Seller and Buyer as an adjustment to the purchase price provided for herein, and Seller and Buyer agree not to take any position inconsistent therewith for any purpose.

12.

                                   ARTICLE XII

                                  Miscellaneous

                 Section 12.1. Corporate Name. Buyer acknowledges that, from and after the Closing Date, Seller and their Affiliates have the absolute and exclusive proprietary right to all names, marks, trade names and trademarks (collectively "Names") incorporating "Unisys," "Sperry," "Burroughs," or "System Development Corp." by itself or in combination with any other Name, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. Buyer agrees that from and after the Closing Date it will not, nor will it permit any of its Affiliates to, use any name, phrase or logo incorporating "Unisys," "Sperry," "Burroughs," or "System Development Corp." in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or ser-vices; provided, however, that Buyer may continue to use any printed literature, sales materials, purchase orders and sales, maintenance or license agreements, and sell any products, that are included in the inventories of the DS Business on the Closing Date and that bear a name, phrase or logo incorporating "Unisys," "Sperry," "Burroughs," or "System Development Corp." until the supplies thereof existing on the Closing Date have been exhausted, but in any event for not longer than ninety (90) days from the Closing Date. With respect to the printed purchase orders and sales, maintenance or license agreements referred to in the preceding sentence, from and after the Closing Date Buyer shall sticker or otherwise mark such documents as necessary in order to indicate clearly that neither Seller nor any of its Affiliates is a party to such documents. From and after the expiration of such ninety (90) day period, Buyer shall cease to use any such literature and sales materials; delete or cover (as by stickering) any such name, phrase or logo from any item included in the inventories of the DS Business that bears such name, phrase or logo; and take such other actions as may be necessary or advisable to clearly and prominently indicate that neither Buyer nor any of its Affiliates is affiliated with Seller or any of its Affiliates. Within 30 days after the Closing Date, Buyer shall delete all references to the Names with respect to the DS Business on signs on or near buildings or offices in which the DS Business is conducted, and shall eliminate the Names from the name of each of the DS Subsidiaries.

                 Section 12.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 12.2, provided receipt of copies of such counterparts is confirmed.

                 Section 12.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

                 Section 12.4. Entire Agreement. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein and in the Closing Memorandum. Except for Sections 11.2 and 11.3, this Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns permitted by Section 12.7) any rights or remedies hereunder.

                 Section 12.5. Expenses. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                 Section 12.6. Notices. All notices and other communications hereunder shall be sufficiently given for all pur-poses hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile or other electronic transmission service to the appropriate address or number as set forth below:

                 (a)  if to Seller, to

                      Unisys Corporation
                      Township Line and Union Meeting Roads
                      P.O. Box 500
                      Blue Bell, Pennsylvania 19424
                      Attention: General Counsel
                      Fax No: (215) 986-3889

                      with a copy to:

                      Wachtell, Lipton, Rosen & Katz
                      51 West 52nd Street
                      New York, New York 10019
                      Attention: Andrew R. Brownstein, Esq.
                      Fax No: (212) 403-2000

                 (b)  if to Buyer, to

                      Loral Corporation
                      600 Third Avenue
                      36th Floor
                      New York, New York 10016
                      Attention: Vice President and General Counsel Fax No.: (212) 682-9805

                      with a copy to:

                      Willkie Farr & Gallagher
                      One Citicorp Center
                      153 East 53rd Street
                      New York, New York 10022-4677
                      Attention: Bruce R. Kraus, Esq.
                      Fax No.: (212) 821-8111

or at such other address and to the attention of such other person as a party may designate by written notice to the other party; provided, however, that any such notice shall be deemed given only upon receipt thereof.

                 Section 12.7.  Successors and Assigns.  This Agreement
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that except as provided below no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto; provided that Buyer may assign its rights under this Agreement in whole or in part to one or more wholly-owned subsidiaries provided that Buyer shall guarantee the performance of, and shall remain primarily liable to Seller under, all of its covenants and agreements in this Agreement; and provided, further, that after the Closing Date Seller shall be entitled to assign all of its respective rights and obligations hereunder to any successor entity that may acquire all or substantially all of their respective assets or business, by merger or otherwise.

                 Section 12.8. Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

                 Section 12.9. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

                 Section 12.10. Interpretation. For the purposes of this Agreement, (i) unless otherwise specified, "dollars" shall mean United States dollars, (ii) a "subsidiary" of a corporation means any corporation more than 50% of whose outstanding voting securities are directly or indirectly owned by such other corporation, (iii) "to Seller's knowledge" or words to similar effect shall mean the actual knowledge of the persons listed on Schedule 12.10 after due inquiry, which may be satisfied by consultation with the senior management of the DS Business, and (iv) a "person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement.

                 Section 12.11. Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

                 IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                         UNISYS CORPORATION

                                         By:    /s/ Harold S. Barron
                                            ------------------------------
                                            Name:   Harold S. Barron
                                            Title:  Senior Vice President,
                                                      General Counsel and
                                                      Secretary

                                         LORAL CORPORATION

                                         By:    /s/ Eric J. Zahler
                                            ------------------------------
                                            Name:   Eric J. Zahler
                                            Title:  Vice President and
                                                       General Counsel